FINANCING AGREEMENT

Dated as of October 18, 2013

by and among

LIFEVANTAGE CORPORATION,
and
OTHER SUBSIDIARIES OF LIFEVANTAGE CORPORATION
JOINED HEREAFTER IN SUCH CAPACITY,
as Borrowers,
CERTAIN SUBSIDIARIES OF LIFEVANTAGE CORPORATION,
as Guarantors,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,
and

TCW SPECIAL SITUATIONS, LLC,
as Collateral Agent and Administrative Agent

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SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders' Commitments
Schedule 1.01(B)	Permitted Intercompany Loans
Schedule 1.01(C)	Specified Intercompany Arrangements
Schedule 2.05(c)	Excluded Warrants
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(i)	ERISA
Schedule 6.01(l)	Nature of Business
Schedule 6.01(o)	Real Property
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(x)	Material Contracts
Schedule 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 6.01(ee)	Collateral Locations
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Cash Management Accounts

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of LIBOR Notice
Exhibit D	Form of Assignment and Acceptance

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FINANCING AGREEMENT
Financing Agreement, dated as of October 18, 2013, by and among LifeVantage Corporation, a Colorado corporation (the "Company"; and together with each other Subsidiary of the Company that executes a joinder agreement and becomes a "Borrower" hereunder, each a "Borrower" and, collectively, and jointly and severally, the "Borrowers"), each domestic Subsidiary of the Company listed as a "Guarantor" on the signature pages hereto (together with each other Person that executes a joinder agreement becomes a "Guarantor" hereunder or otherwise guaranties all or any part of the Obligations (as hereinafter defined), each a "Guarantor" and, collectively, the "Guarantors"), the lenders from time to time party hereto (each a "Lender" and, collectively, the "Lenders"), TCW Special Situations, LLC, a Delaware limited liability company ("TCW"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and TCW, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").
RECITALS
The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of (a) a term loan funded on the Effective Date in the principal amount of $47,000,000 and (b) a delayed draw term loan facility in an aggregate principal amount not to exceed $20,000,000. The proceeds of the term loans shall be used (i) to fund the Company's share repurchase program, (ii) to fund other general corporate purposes of the Company and its Subsidiaries and (iii) to pay fees and expenses related to the transactions contemplated under this Agreement. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.
In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
Section 1.01    Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:
"Account Debtor" means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.
"Account Receivable" means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.
"Action" has the meaning specified therefor in Section 12.12.
"Additional Amount" has the meaning specified therefor in Section 2.09(a).
"Administrative Agent" has the meaning specified therefor in the preamble hereto.
"Administrative Agent's Account" means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.
"Administrative Borrower" has the meaning specified therefor in Section 4.05.
"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 15% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an "Affiliate" of any Loan Party.
"Agent" has the meaning specified therefor in the preamble hereto.

"Agreement" means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.
"Anti-Terrorism Laws" means any laws relating to terrorism or money laundering, including, without limitation, (i) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (ii) the Bank Secrecy Act, as amended by the USA PATRIOT Act, (iii) the laws, regulations and Executive Orders administered by the United States Department of the Treasury's Office of Foreign Assets Control ("OFAC"), (iv) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (v) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (vi) any similar laws enacted in the United States or any other jurisdictions in which the parties to this agreement operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any rules or regulations promulgated pursuant thereto.
"Applicable Prepayment Premium" means, as of any date of determination, an amount equal to (a) during the period of time from and after the Effective Date up to and including the date that is the first anniversary of the Effective Date, an amount equal to 1.0% multiplied by the principal amount of any optional prepayment of the Loans on such date, and (b) after the first anniversary of the Effective Date, zero.
"Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 12.07(a) hereof and substantially in the form of Exhibit D hereto or such other form acceptable to the Collateral Agent.
"Authorized Officer" means, with respect to any Person, the chief executive officer, chief financial officer, president or executive vice president of such Person.
"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.
"Blocked Person" has the meaning specified therefor in Section 6.01(hh).
"Board" means the Board of Governors of the Federal Reserve System of the United States.

"Board of Directors" means, (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.
"Borrower" has the meaning specified therefor in the preamble hereto.
"Business Day" means (a) any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, and (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, any day that is a Business Day described in clause (a) above and on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.
"Capitalized Lease" means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (a) required under GAAP to be capitalized on the balance sheet of such Person or (b) a transaction of a type commonly known as a "synthetic lease" (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).
"Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
"Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue and rated P‑1 by Moody's or A‑1 by Standard & Poor's; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (f) marketable tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's, in each case, maturing within six months from the date of acquisition thereof.
"Cash Management Accounts" means the bank accounts of each Loan Party (other than accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party's employees) maintained at one or more Cash Management Banks listed on Schedule 8.01 or any other financial institution reasonably satisfactory to the Agents.
"Cash Management Agreement" means a deposit account control agreement, in form and substance reasonably satisfactory to the Agents, by and among a Loan Party, the Collateral Agent and a Cash Management Bank with respect to each Cash Management Account.
"Cash Management Bank" has the meaning specified therefor in Section 8.01(a).
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall, in each case, be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
"Change of Control" means each occurrence of any of the following:
(a)the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 33% of the aggregate outstanding voting or economic power of the Equity Interests of the Company (or its direct or indirect ultimate parent holding company);
(b)during any period of 12 months, individuals who at the beginning of such period constituted the Board of Directors of the Company (or its direct or indirect ultimate parent holding company) (together with any new directors whose election by such Board of

Directors or whose nomination for election by the shareholders of the Parent (or its direct or indirect ultimate parent holding company) was approved by a vote of at least a majority the directors of the Company (or its direct or indirect ultimate parent holding company) then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Company (or its direct or indirect ultimate parent holding company);
(c)the Company shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of each of its Subsidiaries (other than in connection with any transaction permitted pursuant to Section 7.02(c)), free and clear of all Liens (other than Permitted Liens);
(d)any Loan Party consolidates or amalgamates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to another Person (other than in connection with any transaction permitted pursuant to Section 7.02(c)), or (ii) any entity consolidates or amalgamates with or merges into any Loan Party in a transaction pursuant to which the outstanding voting Equity Interests of such Loan Party is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (ii) in which either (A) in the case of any such transaction involving the Company (or its direct or indirect ultimate parent holding company), no person or group (within the meaning of Section 13(d)(3) of the Exchange Act) has, directly or indirectly, acquired beneficial ownership of more than 33% of the aggregate outstanding voting or economic power of the Equity Interests of the Company (or its direct or indirect ultimate parent holding company) or (B) in the case of any such transaction involving a Loan Party other than the Company, the Company has beneficial ownership of 100% of the aggregate voting and economic power of all Equity Interests of the resulting, surviving or transferee entity; or
(e)a "Change of Control" (or any comparable term or provision) under or with respect to any Equity Interests or Subordinated Indebtedness of the Company or any of its Subsidiaries.
"Collateral" means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.
"Collateral Agent" has the meaning specified therefor in the preamble hereto.
"Collateral Agent Advances" has the meaning specified therefor in Section 10.08(a).

"Collection Account" and "Collection Accounts" have the meanings specified therefor in Section 8.01(a).
"Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).
"Commitment" means, with respect to each Lender, the commitment of such Lender to make the Term A Loan or the Delayed Draw Term Loan.
"Competitor" means any company in the business of network marketing, direct selling, or the pharmaceutical industry and any other direct competitor of any Loan Party as indicated in writing by Administrative Borrower to Agents on or prior to the Effective Date.
"Consolidated Adjusted EBITDA" means, for any period, (i) Consolidated EBITDA plus (ii) with respect to any period of 4 consecutive fiscal quarters (each a "Reference Period") during which the Company or any of its Subsidiaries shall have made a Permitted Acquisition, adjustments that are mutually acceptable to the Company and the Administrative Agent to give pro forma effect to each such Permitted Acquisition as if such Permitted Acquisition (or related adjustment) occurred on the first day of such Reference Period.
"Consolidated Capital Expenditures" means, with respect to any Person, for any period, the aggregate of all expenditures of such Person and its Subsidiaries (whether paid in cash or accrued as a liability) during such period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant or equipment (including replacements, capitalized repairs, and improvements) determined on a consolidated basis that, in accordance with GAAP, are or should be included in "purchase of property and equipment or which should otherwise be capitalized" or similar items reflected in the consolidated statement of cash flows of such Person and its Subsidiaries (but excluding expenditures made (i) in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or similar recoveries) paid on account of the loss of or damage to the assets being replaced or stored or (b) with awards of condemnation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (iii) during such period to consummate one or more Permitted Acquisitions and (iv) during such period in respect of one or more Permitted Intellectual Property Investments).

"Consolidated Current Assets" means, with respect to any Person, at any date, the total assets of such Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.
"Consolidated Current Liabilities" means, with respect to any Person, at any date, the total liabilities of such Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.
"Consolidated EBITDA" means, with respect to any Person, for any period, an amount determined for such Person and its Subsidiaries on a consolidated basis equal to (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) Consolidated Net Interest Expense, plus (iii)  taxes payable based on income (whether paid or reserved, or provisions are made therefor), plus (iv) total depreciation expense, plus (v) total amortization expense, plus (vi) other non-cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), plus (vii) non-cash losses with respect to currency hedges, plus, (viii) any non-cash currency translation losses related to currency remeasurements of Indebtedness, plus (ix) in the case of the Company and its Subsidiaries, reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with the transactions contemplated by the Loan Documents and paid on or before December 31, 2013, plus (x) reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with any Permitted Acquisition in an aggregate amount not to exceed $500,000 during the term of this Agreement, plus (xi) other one-time non-recurring expenses approved by the Administrative Agent in its reasonable discretion in an aggregate amount not to exceed $500,000 during any Fiscal Year, minus (b) the sum, without duplication, of the amounts for such period of (i) non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for a potential cash item in any prior period) plus (ii) any non-cash currency translation gains related to currency remeasurements of Indebtedness; provided, that, notwithstanding anything to the contrary contained herein, (A) for the fiscal quarter ended March 31, 2013, Consolidated EBITDA shall be deemed to be $5,205,000 and (B) for the fiscal quarter ended June 30, 2013, Consolidated EBITDA shall be deemed to be $3,076,000.
"Consolidated Excess Cash Flow" means, with respect to any Person, for any period, an amount (if positive) determined for such Person and its Subsidiaries on a consolidated basis equal to: (a) the sum, without duplication, of the amounts for such period of (i) Consolidated EBITDA, plus (ii) non-ordinary course income (excluding any gains or losses attributable to Dispositions) to the extent received in cash and net of any costs and expenses incurred in connection with the obtaining of such non-ordinary course income, plus (iv) the Consolidated Working Capital Adjustment, minus (b) the sum, without duplication, of the amounts for such period of (i) scheduled repayments of Consolidated Total Indebtedness (excluding, for the avoidance of doubt, (A) voluntary repayments of the Loans pursuant to Section 2.05(b) and (B) mandatory repayments of the Loans required pursuant to Section 2.05(c)), plus (ii) Consolidated Capital Expenditures (net of any proceeds of (A) Dispositions to the extent reinvested in accordance with Section 2.05(c)(v) and (B) related financings with respect to such expenditures), plus (iii) Consolidated Net Interest Expense to the extent paid in cash, plus (iv) provisions for current taxes based on income of such Company and its Subsidiaries and paid in cash during such period, plus (v) cash items of expense (including losses) in accordance with GAAP during such period to the extent added back in calculating Consolidated EBITDA, plus (vi) to the extent funded with internally generated cash of the Company and its Subsidiaries, the amount of cash paid as consideration in connection with any Permitted Acquisitions, including the amount of any earnout obligations, purchase price adjustments, or other similar payments made in connection with such Permitted Acquisitions, during such period.
"Consolidated Fixed Charges" means, with respect to any Person, for any period, the sum, without duplication, of the amounts determined for such Person and its Subsidiaries on a consolidated basis equal to (a) Consolidated Net Interest Expense to the extent paid in cash (excluding any charges related to debt extinguishment on the Closing Date), (b) scheduled payments of principal on Consolidated Total Indebtedness, (c) Consolidated Capital Expenditures (net of any proceeds of related financings with respect to such expenditures), and (d) the current portion of taxes provided for with respect to such period in accordance with GAAP and paid in cash during such period.
"Consolidated Net Income" means, with respect to any Person, for any period, (a) the net income (or loss) of such Person and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, but excluding any gains from the collection of insurance proceeds, minus (b) the sum of (i) the income (or loss) of any Person (other than a Subsidiary of the Company) in which any other Person (other than the Company or any of its Subsidiaries) has a joint interest, plus (ii) the income of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (iii) any gains or losses attributable to Dispositions, plus (iv) (to the extent not included in clauses (b)(i) through (iii) above) any net extraordinary gains or net extraordinary losses.
"Consolidated Net Interest Expense" means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.
"Consolidated Total Indebtedness" means, with respect to any Person, at any date, the aggregate stated balance sheet amount of all Indebtedness of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP, including, without limitation, the Loans.
"Consolidated Working Capital" means, at any date, the excess or deficiency of Consolidated Current Assets over Consolidated Current Liabilities.
"Consolidated Working Capital Adjustment" means, for any period, on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.
"Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, and (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
"Contribution Agreement" means the Contribution Agreement, dated as of the Effective Date, among the Loan Parties, in form and substance reasonably satisfactory to the Collateral Agent.
"Current Value" has the meaning specified therefor in Section 7.01(o).
"Debtor Relief Law" means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, arrangement, dissolution, winding-up or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.
"Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
"Delayed Draw Term Loan" means, collectively, the Loans described in Section 2.01(a)(ii) made by a Delayed Draw Term Loan Lender to the Borrowers during the period from the Effective Date until the Delayed Draw Term Loan Commitment Termination Date pursuant to Section 2.01(a)(ii).
"Delayed Draw Term Loan Commitment" means, for each Lender, the commitment of such Lender to make its portion of the Delayed Draw Term Loan, in the principal amount with respect to each such Lender equal to the amount set forth opposite the name of such Lender under "Delayed Draw Term Loan Commitment" on Schedule 1.01(A).

"Delayed Draw Term Loan Commitment Termination Date" means the earliest to occur of (a) the date the Term Loan Commitments are permanently reduced to zero pursuant to Section 2.01(b), (b) the date of the termination of the Term Loan Commitments pursuant to Section 9.01, and (c) October 18, 2014.
"Delayed Draw Term Loan Lender" means each Lender with a Delayed Draw Term Loan or with a Delayed Draw Term Loan Commitment.
"Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business or any licensing of any property of such Person or any of its Subsidiaries in the ordinary course of business.
"Disqualified Equity Interests" means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is 91 days after the Final Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time prior to the date which is 91 days after the Final Maturity Date, (c) contains any repurchase obligation that may come into effect either (i) prior to payment in full of all Obligations or (ii) prior to the date that is 91 days after the Final Maturity Date or (d) provides for scheduled payments or the payment of cash dividends or distributions prior to the date that is 91 days after the Final Maturity Date.
"Dollar," "Dollars" and the symbol "$" each means lawful money of the United States of America.
"Dollar Equivalent" means (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount determined at the Exchange Rate on the date of determination of such equivalent.
"Effective Date" has the meaning specified therefor in Section 5.01.
"Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the 6 calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.
"Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (b) from adjoining properties or businesses; or (c) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.
"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, provincial, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.
"Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable and documented fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.
"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
"Equipment" means equipment (as that term is defined in the Code), and includes machinery, machine tools, motors, furniture, furnishings, vehicles (including motor vehicles),

computer hardware, tools, parts, and goods (other than consumer goods, farm products, Inventory or fixtures), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.
"Equity Interests" means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.
"Equity Issuance" means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by Company of any cash capital contributions.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.
"Event of Default" means any of the events set forth in Section 9.01.
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Exchange Rate" means with respect to any non-Dollar currency on any date, the rate at which such currency may be exchanged into Dollars as set forth on the relevant Reuters currency page at or about 11:00 A.M., London time, on the Effective Date. In the event that such rate does not appear on any Reuters currency page or is otherwise unavailable to the Administrative Agent, the "Exchange Rate" with respect to such non-Dollar currency shall be determined by reference to the Wall Street Journal or such other publicly available service for displaying exchange rates as may be reasonably agreed upon by Administrative Agent and the Company.
"Excluded Deposit Accounts" has the meaning specified therefor in Section 8.01(b).

"Executive Order No. 13224" means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
"Extraordinary Receipts" means any cash received by the Company or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(ii) or (iii) hereof), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance, (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not the Company or any of its Subsidiaries or (ii) received by the Company or any of its Subsidiaries as reimbursement for any payment previously made to such Person) and (g) any purchase price adjustment received in connection with any purchase agreement. Notwithstanding the foregoing provisions of this definition to the contrary, Extraordinary Receipts shall not be deemed to include any remuneration received in connection with insurance, litigation, or other claims related to any recall by the Company and its Subsidiaries prior to the Effective Date.
"Facility" means any real property, including, without limitation, the land on which such facility is located, all buildings and other improvements thereon, all fixtures located at or used in connection with such facility, all whether now or hereafter existing, owned, leased, operated or used by any Loan Party, including any New Facility.
"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.
"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
"Fee Letter" means the Fee Letter, dated as of the Effective Date, by and among the Borrowers and the Agents, in form and substance reasonably satisfactory to the Agents.
"Final Maturity Date" means the earliest of (i) October 18, 2018, (ii) the date on which the Loans shall become due and payable in accordance with the terms of this Agreement, and (iii) the payment in full of all Obligations and the termination of all Commitments.

"Financial Statements" means (a) the audited consolidated balance sheet of the Company and its Subsidiaries for the Fiscal Year ended June 30, 2013, and the related consolidated statement of operations, shareholders' equity and cash flows for the Fiscal Year then ended, and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries for the two fiscal months ended August 31, 2013, and the related consolidated statement of operations, shareholder's equity and cash flows for the two fiscal months then ended.
"Fiscal Year" means the fiscal year of the Company and its Subsidiaries ending on June 30 of each year.
"Fixed Charge Coverage Ratio" means, with respect to any Person and its Subsidiaries, for any period, the ratio as of the last day of such period of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period.
"Funding Losses" has the meaning specified therefor in Section 2.09.
"GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.
"Governing Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation, and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture agreement, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

"Governmental Authority" means any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Guaranteed Obligations" has the meaning specified therefor in Section 11.01.
"Guarantor" means (a) each Subsidiary of the Company listed as a "Guarantor" on the signature pages hereto, and (b) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.
"Guaranty" means (a) the guaranty of each Guarantor party hereto contained in ARTICLE XI hereof and (b) each other guaranty, in form and substance reasonably satisfactory to the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.
"Hazardous Material" means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.
"Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

"Highest Lawful Rate" means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.
"Holdout Lender" has the meaning specified therefor in Section 12.02(b).
"Immaterial Subsidiary" shall mean (a) the Subsidiaries identified on Schedule 6.01(e) as Immaterial Subsidiaries, and (b) each additional Subsidiary of the Loan Parties which is hereafter designated as such from time to time by written notice to Administrative Agent; provided, that, (i) no Person shall be so designated or thereafter remain an Immaterial Subsidiary if, as of the date of its designation or at any time thereafter, it has assets having a book value (as reasonably determined by Borrower in accordance with GAAP) in excess of 1.0% of the combined assets (determined in accordance with GAAP) of the Company and its Subsidiaries taken as a whole, (ii) at no time shall any Immaterial Subsidiary maintain any cash or Cash Equivalents in excess of $25,000, and (iii) at no time shall all Immaterial Subsidiaries collectively hold more than 2.50% of the combined assets (determined in accordance with GAAP) of the Company and its Subsidiaries taken as a whole.
"Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables or other accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than 90 days after the date such payable was created and (ii) any obligations of such Person under any of its existing employee bonus or deferred compensation plans); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis reasonably satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing;

(i) all Contingent Obligations; (j) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (k) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; (l) all Disqualified Equity Interests; and (m) all obligations referred to in clauses (a) through (l) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.
"Indemnified Matters" has the meaning specified therefor in Section 12.15.
"Indemnitees" has the meaning specified therefor in Section 12.15.
"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.
"Intercompany Subordination Agreement" means an Intercompany Subordination Agreement made by the Loan Parties in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Collateral Agent.
"Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Reference Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (e) the Borrowers may not elect an Interest Period which will end after the Final Maturity Date.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.
"Inventory" means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.
"Investment" means, with respect to any Person, (x) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts Receivable arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (y) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (z) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.
"Joinder Agreement" means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).
"Lease" means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.
"Lender" has the meaning specified therefor in the preamble hereto.
"LIBOR" means, with respect to each day during each Interest Period pertaining to a LIBOR Rate Loan, the greater of (a) 1.25% per annum and (b) the rate per annum rate appearing on Bloomberg L.P.'s (the "Service") Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) two Business Days prior to the beginning of such Interest Period, in an amount approximately equal to the principal amount of the LIBOR Rate Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period, which determination shall be conclusive absent manifest error.
"LIBOR Deadline" has the meaning specified therefor in Section 2.07(a).

"LIBOR Notice" means a written notice substantially in the form of Exhibit C.
"LIBOR Option" has the meaning specified therefor in Section 2.07(a).
"LIBOR Rate" means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100%) by dividing (a) LIBOR for such Interest Period by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.
"LIBOR Rate Loan" means each portion of a Loan that bears interest at a rate determined by reference to the LIBOR Rate.
"Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge, hypothec or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.
"Loan" means the Term A Loan (or any portion thereof), the Delayed Draw Term Loan (or any portion thereof) and each other loan or advance of any kind made by any Agent or any Lender pursuant to this Agreement.
"Loan Account" means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.
"Loan Documents" means this Agreement, the Contribution Agreement, any Guaranty, the Intercompany Subordination Agreement, any Joinder Agreement, any Mortgage, any Security Agreement, any UCC Filing Authorization Letter, and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.
"Loan Party" means each Borrower and each Guarantor.
"Material Adverse Effect" means a material adverse effect on any of (a) the condition (financial or otherwise), business, operations, assets or liabilities of any Loan Party or the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of any Agent or any Lender under any Loan Document, or (e) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any of the Collateral.
"Material Contract" means the contracts or agreements listed on Schedule 6.01(x).
"Moody's" means Moody's Investors Service, Inc. and any successor thereto.
"Mortgage" means a mortgage (including, without limitation, a leasehold mortgage), deed of trust, debenture or deed to secure debt, in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.
"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding 6 years.
"Net Cash Proceeds" means, (a) with respect to any Disposition by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (ii) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (iii) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (iv) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (b) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or an Equity Issuance, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (i) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (ii) transfer taxes paid by such Person or such Subsidiary in connection therewith and (iii) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (a) and (b) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-

of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.
"New Facility" has the meaning specified therefor in Section 7.01(o).
"New Lending Office" has the meaning specified therefor in Section 2.09(d).
"Non-U.S. Lender" has the meaning specified therefor in Section 2.09(d).
"Notice of Borrowing" has the meaning specified therefor in Section 2.02(a).
"Obligations" means the obligations of each Loan Party to pay, as and when due and payable (by scheduled maturity, required prepayment, acceleration, demand or otherwise), the Term A Loan, the Delayed Draw Term Loan, and all other amounts from time to time owing by it in respect of the Loan Documents, whether for principal, interest (including, without limitation, any interest and other amounts that accrue or that would accrue and become due but for the commencement of any Insolvency Proceedings whether such amounts are allowed or allowable), fees, indemnification payments, expense reimbursements or otherwise.
"OFAC Sanctions Programs" means the laws, regulations and Executive Orders administered by OFAC, including but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as it has been or shall thereafter be renewed, extended, amended, or replaced, and the list of Specially Designated Nationals and Blocked Persons administered by OFAC, as such list may be amended from time to time.
"Other Taxes" has the meaning specified therefor in Section 2.09(b).
"Participant Register" has the meaning specified therefor in Section 12.07(g).
"Payment Office" means the Administrative Agent's office located at TCW Special Situations, LLC, 865 S. Figueroa St., Los Angeles, California 90017, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Administrative Borrower.
"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.
"Perfection Certificate" means a certificate in form and substance reasonably satisfactory to the Collateral Agent providing information with respect to the property of each Loan Party.
"Permitted Acquisition" means any transaction or series of related transactions for the direct or indirect (i) acquisition by the Company or any of its domestic Subsidiaries of all or substantially all of the assets of any Person (or any division thereof), (ii) acquisition by the Company or any of its domestic Subsidiaries of no less than 100% of the Equity Interests of any Person, and otherwise causing such person to become a Subsidiary of such Person, or (iii) merger or consolidation or any other combination of any Person with and into the Company or any of its domestic Subsidiaries, provided that each of the following conditions is satisfied:
(a)    the Agents shall have received not less than 10 Business Days' (or, in the event such acquisition will be funded solely with operating cash on hand of the Loan Parties, 5 Business Days') prior written notice of such acquisition, which notice shall include (i) a reasonably detailed description of the proposed material terms of such Acquisition and identify the anticipated closing date thereof and (ii) a due diligence package reasonably satisfactory to the Agents with respect to such information, materials and other matters that the Agents may reasonably request;
(b)    no Default or Event of Default is in existence or would occur after giving effect to such acquisition;
(c)    the Loan Parties shall have complied with the provisions of Section 7.01(b) with respect to the such acquired assets or Person;
(d)    such acquisition shall only involve assets located in the United States or the Equity Interests of a Person organized under the laws of the District of Columbia or a state of the United States and the assets (other than a de minimus amount of assets in relation to the Company and its Subsidiaries' total assets taken as a whole, in each case determined in accordance with GAAP) being acquired, or the Person whose Equity Interests are being acquired, shall be useful in or engaged in, as applicable, the business of the Company and it Subsidiaries or a business reasonably related thereto;
(e)    the applicable target of such acquisition shall have had positive Consolidated EBITDA calculated in a manner mutually acceptable to the Company and the Administrative Agent for the immediately preceding four fiscal quarters;
(f)    after giving effect to such acquisition and the incurrence of any Loans or other Indebtedness incurred in connection therewith, the Company shall be in compliance on a pro forma basis with the covenants set forth in Section 7.03 recomputed for the most recently ended month of the Company for which the Agents and Lenders have received financial statements under Section 7.01(a);
(g)    as of the closing date of such acquisition, after giving effect to any such acquisition, the Loan Parties shall have Qualified Cash of not less than $15,000,000;

(h)    any financed portion of the consideration (as opposed to the portion of the consideration paid with operating cash on hand of the Loan Parties) paid in connection with such acquisition shall come from proceeds of an Equity Issuance by the Company, Delayed Draw Term Loans or Subordinated Indebtedness, in each case permitted under this Agreement; and
(i)    the aggregate consideration (including all transaction costs, Indebtedness or other liabilities incurred in connection therewith and the maximum amount payable under any applicable earn-out obligations) paid in connection with (i) any individual Permitted Acquisition shall not exceed $3,000,000 and (ii) all Permitted Acquisitions (when aggregated with all amounts paid in connection with all Permitted Intellectual Property Investments) shall not exceed $10,000,000 during the term of this Agreement.
"Permitted Indebtedness" means:
(a)    any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;
(b)    any Indebtedness listed on Schedule 7.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not materially less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification;
(c)    Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance capital expenditures made by the Loan Parties, which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $1,000,000 at any time outstanding;
(d)    Indebtedness permitted by clause (e) of the definition of "Permitted Lien";
(e)    Permitted Intercompany Loans;
(f)    Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds;
(g)    Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;
(h)    the incurrence by any Loan Party of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party's operations and not for speculative purposes;
(i)    Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called "procurement cards" or "P-cards") or other similar cash management services, in each case, incurred in the ordinary course of business;
(j)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;
(k)    Contingent Obligations of (i) the Loan Parties in respect of Indebtedness of the Loan Parties otherwise permitted under this definition, (ii) the Loan Parties in respect of Indebtedness of any foreign Subsidiary which is not a Loan Party otherwise permitted under this definition in an aggregate amount not to exceed the Dollar Equivalent of $5,000,000 (when aggregated with (A) the amount of Permitted Intercompany Loans made by the Loan Parties to any foreign Subsidiary which is not a Loan Party pursuant to clause (d)(ii) of the definition of Permitted Intercompany Loans and (B) the amount of Permitted Investments made by the Loan Parties in any foreign Subsidiary which is not a Loan Party pursuant to clause (g)(i) of the definition of Permitted Investments), or (iii) any foreign Subsidiary which is not a Loan Party in respect of Indebtedness of any foreign Subsidiary which is not a Loan Party otherwise permitted under this definition; and
(l)    unsecured Subordinated Indebtedness of the Loan Parties in an aggregate amount not to exceed $2,500,000 at any time outstanding.

"Permitted Intellectual Property Investments" means Investments in licensing arrangements that are capitalized in accordance with GAAP in respect of up-front license and related intellectual property fees for the purpose of facilitating the sale, marketing or other promotion of new product sales by the Company or one of its Subsidiaries, provided that each of the following conditions is satisfied:
(a)    the Agents shall have received not less than 10 Business Days' (or, in the event such Investment will be funded solely with operating cash on hand of the Loan Parties, 5 Business Days') prior written notice of such Investment, which notice shall include (i) a reasonably detailed description of the proposed material terms of such Investment and identify the anticipated closing date thereof and (ii) a due diligence package reasonably satisfactory to the Agents with respect to such information, materials and other matters that the Agents may reasonably request;
(b)    no Default or Event of Default is in existence or would occur after giving effect to such Investment;
(c)    after giving effect to such Investment and the incurrence of any Loans or other Indebtedness incurred in connection therewith, the Company shall be in compliance on a pro forma basis with the covenants set forth in Section 7.03 recomputed for the most recently ended month of the Company for which the Agents and Lenders have received financial statements under Section 7.01(a);
(d)    as of the closing date of such Investment, after giving effect to any such acquisition, the Loan Parties shall have Qualified Cash of not less than $15,000,000;
(e)    any financed portion of the consideration (as opposed to the portion of the consideration paid with operating cash on hand of the Loan Parties) paid in connection with such Investment shall come from proceeds of an Equity Issuance by the Company, Delayed Draw Term Loans or Subordinated Indebtedness, in each case permitted under this Agreement; and
(f)    the aggregate consideration (including all transaction costs, Indebtedness or other liabilities incurred in connection therewith) paid to consummate (i) any individual Permitted Intellectual Property Investment shall not exceed $3,000,000 and (ii) all Permitted Intellectual Property Investments (when aggregated with all amounts paid in connection with all Permitted Acquisitions) shall not exceed $10,000,000 during the term of this Agreement.
"Permitted Intercompany Loans" means loans made by (a) a Loan Party to another Loan Party, (b) a non-Loan Party to another non-Loan Party, (c) a non-Loan Party to a Loan

Party, so long as the parties thereto are party to the Intercompany Subordination Agreement and (d) a Loan Party to a non-Loan Party in respect of (i) intercompany loans in existence on the Effective Date and set forth on Schedule 1.01(B) and (ii) additional intercompany loans made after the Effective Date so long as (A) the aggregate amount of all such loans made by the Loan Parties does not exceed Dollar Equivalent of $5,000,000 (when aggregated with (1) the amount of Contingent Obligations of the Loan Parties in respect of Indebtedness of any foreign Subsidiary which is not a Loan Party pursuant to clause (k)(ii) of the definition of Permitted Indebtedness and (2) the amount of Permitted Investments made by the Loan Parties in any foreign Subsidiary which is not a Loan Party pursuant to clause (g)(i) of the definition of Permitted Investments) at any time outstanding, and (B) no Event of Default has occurred and is continuing either before or after giving effect to such loan.
"Permitted Investments" means:
(a)    Investments in cash and Cash Equivalents;
(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;
(c)    advances made in connection with purchases of goods or services in the ordinary course of business;
(d)    Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;
(e)    Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;
(f)    Permitted Intercompany Loans;
(g)    Investments in the Equity Interests of (i) any foreign Subsidiary which is not a Loan Party by any Loan Party which investments made after the Effective Date pursuant to this clause (g) shall not exceed Dollar Equivalent of $5,000,000 (when aggregated with (A) the amount of Contingent Obligations of the Loan Parties in respect of Indebtedness of any foreign Subsidiary which is not a Loan Party pursuant to clause (k)(ii) of the definition of Permitted Indebtedness and (B) the amount of Permitted Intercompany Loans made by the Loan Parties to any foreign Subsidiary which is not a Loan Party pursuant to clause (d)(ii) of the definition of Permitted Intercompany Loans) and (ii) any foreign Subsidiary which is not a Loan Party by any other foreign Subsidiary which is not a Loan Party;
(h)    Permitted Acquisitions;
(i)    Permitted Intellectual Property Investments; and
(g)    so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $500,000 at any time outstanding.
"Permitted Liens" means:
(a)    Liens securing the Obligations;
(b)    Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c);
(c)    Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
(d)    Liens described on Schedule 7.02(a), provided that (i) no such Lien shall at any time be extended to cover any additional property not subject thereto on the Effective Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced other than in accordance with clause (b) of the definition of Permitted Indebtedness;
(e)    (i)    purchase money Liens on fixed or capital assets acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such fixed or capital assets or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or the cost of installation, construction or improvement of any fixed or capital assets or (ii) Liens existing on such fixed or capital assets at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries and (B) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $1,000,000;

(f)    deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;
(g)    easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business;
(h)    Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;
(i)    Liens on real property or equipment securing Indebtedness permitted by subsection (c) of the definition of Permitted Indebtedness;
(j)    the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capital Lease), in each case extending only to such personal property;
(k)    non-exclusive licenses of patents, trademarks, copyrights, industrial designs and other intellectual property rights in the ordinary course of business;
(l)    judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(k);
(m)    rights of setoff or bankers' liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;
(n)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(o)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business of the Company or such Subsidiary;
(p)    Liens constituting contractual rights of setoff under customer agreements, in each case, entered into in the ordinary course of business;
(q)    Liens on earnest money deposits of Cash or Cash Equivalents in connection with any Permitted Acquisition, in each case, in an aggregate amount not to exceed 10% of the consideration for such Permitted Acquisition; and
(r)    additional Liens incurred by the Company and its Subsdiaries securing obligations (other than Indebtedness for borrowed money) so long as the amount of obligations secured by such Liens does not exceed $250,000 in the aggregate at any time.
Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document (including any provision for, reference to, or acknowledgement of, any Lien, or Permitted Lien), nothing herein and no approval by the Agents or the Lenders of any Lien or Permitted Lien (whether such approval is oral or in writing) shall be construed as or deemed to constitute a subordination by the Agents or the Lenders of any security interest or other right, interest or Lien in or to the Collateral or any part thereof in favor of any Lien or Permitted Lien or any holder of any Lien or Permitted Lien.
"Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.
"Plan" means any Employee Plan or Multiemployer Plan.
"Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.0%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan prior to an Event of Default plus 2.0%.
"Pro Rata Share" means:
(a)    with respect to a Lender's obligation to make its portion of the Term A Loan and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Term A Loan Commitment, by (ii) the aggregate Term A Loan Commitments of all Lenders, provided that if the Term A Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Term A Loan and the denominator shall be the aggregate unpaid principal amount of the Term A Loan;
(b)    with respect to a Lender's obligation to make its portion of the Delayed Draw Term Loan and receive payments of interest, fees and principal with respect thereto, the percentage obtained by dividing (i) such Lender's remaining unutilized Delayed Draw Term Loan Commitment plus such Lender's portion of the Delayed Draw Term Loan, by (ii) the aggregate remaining unutilized Delayed Draw Term Loan Commitments of all Lenders plus the aggregate unpaid principal amount of the Delayed Draw Term Loan, provided that if the Delayed Draw Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Delayed Draw Term Loan and the denominator shall be the aggregate unpaid principal amount of the Delayed Draw Term Loan; and
(c)    with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the unpaid principal amount of such Lender's portion of the Loans plus such Lender's remaining unutilized Delayed Draw Term Loan Commitment, by (ii)  the aggregate unpaid principal amount of the Loans plus the aggregate remaining unutilized Delayed Draw Term Loan Commitments.
"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties that is on deposit in a Cash Management Account that is subject to a Cash Management Agreement in favor of the Collateral Agent or in any securities account subject to a control agreement in favor of the Collateral Agent and in form and substance reasonably satisfactory to the Agents.
"Qualified Equity Interests" means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.
"Real Property Deliverables" means each of the following agreements, instruments and other documents in respect of each Facility:
(a)    a Mortgage duly executed by the applicable Loan Party;
(b)    evidence of the recording of each such Mortgage in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

(c)    a Title Insurance Policy with respect to each Mortgage;
(d)    a current ALTA survey and a surveyor's certificate, in form and substance reasonably satisfactory to the Collateral Agent, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect thereto by a licensed professional surveyor reasonably satisfactory to the Collateral Agent;
(e)    an opinion of counsel, reasonably satisfactory to the Collateral Agent, in the state or province where such Facility is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Collateral Agent may reasonably request;
(f)    Phase I Environmental Site Assessments with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent; and
(g)    such other agreements, instruments and other documents (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require.
"Reference Rate" means, for any period, the greatest of (a) 3.25% per annum, (b) the Federal Funds Rate plus 0.50% per annum, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis) plus 1.00% per annum, and (d) the rate last quoted by The Wall Street Journal as the "Prime Rate" in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the "bank prime loan" rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.
"Reference Rate Loan" means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.
"Register" has the meaning specified therefor in Section 12.07(d).
"Registered Loans" has the meaning specified therefor in Section 12.07(d).
"Regulation T", "Regulation U" and "Regulation X" mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

"Related Fund" means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.
"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.
"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) perform any other actions authorized by 42 U.S.C. § 9601.
"Replacement Lender" has the meaning specified therefor in Section 12.02(b).
"Reportable Event" means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).
"Required Lenders" means Lenders whose Pro Rata Shares (calculated in accordance with clause (c) of the definition thereof) aggregate at least 50.1%.
"Requirements of Law" means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, municipal, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
"Reserve Percentage" means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.
"SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.
"Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.
"Securitization" has the meaning specified therefor in Section 12.07(j).
"Security Agreement" means the Pledge and Security Agreement, dated as of the Effective Date, made by the Loan Parties in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Agents.
"Senior Officer" means any chief executive officer, chief financial officer, chief operating officer or president of the Company or any of its Subsidiaries (or any other officer of the Company or any of its Subsidiaries acting in any capacity similar to any of the foregoing).
"Share Repurchase Program" means the Company’s repurchase of its issued and outstanding common stock, par value $0.001 per share, in (i) a self-tender offer pursuant to that certain Schedule TO filed by the Company with the SEC on September 24, 2013, as the same may be amended from time to time, and (ii) such other share repurchase program after the Effective Date pursuant to documentation and procedures reasonably acceptable to the Agents.
"Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.
"Specified Intercompany Arrangements" means (i) the intercompany transactions set forth in and governed by the contracts and agreements listed on Schedule 1.01(C), in each case as such contracts and agreements are in effect on the Effective Date, and (ii) any similar intercompany transactions entered into after the Effective Date on terms (A) similar to the terms of the intercompany transactions referred to in clause (i) so long as such terms are not less favorable to the Loan Parties in any material respect than the terms of the intercompany transactions referred to in clause (i) or (B) otherwise reasonably acceptable to the Administrative Agent, in each case for which the Company has delivered to the Administrative Agent the contracts and agreements governing such transactions.
"Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw‑Hill Companies, Inc. and any successor thereto.
"Subordinated Indebtedness" means Indebtedness of any Loan Party the terms of which are reasonably satisfactory to the Collateral Agent and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (a) by the execution and delivery of a subordination agreement, in form and substance reasonably satisfactory to the Collateral Agent, or (b) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) reasonably satisfactory to the Collateral Agent.
"Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.
"Taxes" has the meaning specified therefor in Section 2.09(a).
"TCW" has the meaning specified therefor in the preamble hereto.
"Term A Loan" means the Loan described in Section 2.01(a)(i) made by the Term A Loan Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a)(i).

"Term A Loan Commitment" means, for each Lender, the commitment of such Lender to make its portion of the Term A Loan, in the principal amount with respect to each such Lender equal to the amount set forth opposite the name of such Lender under "Term A Loan Commitment" on Schedule 1.01(A).
"Term A Loan Lender" means each Lender with a Term A Loan or with a Term A Loan Commitment.
"Term A Loan Obligations" means any Obligations with respect to the Term A Loan (including without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).
"Term Loan" means the Term A Loan and the Delayed Draw Term Loan, collectively.
"Term Loan Commitment" means, for each Lender, the Term A Loan Commitment and the Delayed Draw Term Loan Commitment of such Lender.
"Termination Event" means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (c) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.
"Title Insurance Policy" means a mortgagee's loan policy, in form and substance reasonably satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company reasonably satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms reasonably satisfactory to the Collateral Agent, delivered to the Collateral Agent.
"Total Commitment" means the sum of the amounts of the Lenders' Term Loan Commitments.
"Total Leverage Ratio" means, with respect to any Person, for any period, the ratio of (a) Consolidated Total Indebtedness of such Person and its Subsidiaries as of the end of such period to (b) Consolidated Adjusted EBITDA of such Person and its Subsidiaries for the four fiscal quarter period of such Person and its Subsidiaries ending on such date.

"Transferee" has the meaning specified therefor in Section 2.09(a).
"UCC Filing Authorization Letter" means a letter duly executed by each Loan Party authorizing the Collateral Agent to file appropriate UCC financing statements without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage.
"Uniform Commercial Code" has the meaning specified therefor in Section 1.04.
"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001).
"WARN" has the meaning specified therefor in Section 6.01(z).
Section 1.02    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
Section 1.03    Certain Matters of Construction. References in this Agreement to "determination" by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations). A Event of Default shall be deemed to exist at all times during the period commencing on the date that such Event of Default occurs to the date on which such Event of Default is waived in writing pursuant to this Agreement; and an Event of Default shall "continue"

or be "continuing" until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase "to the knowledge of any Loan Party" or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a Senior Officer of any Loan Party or (ii) the knowledge that a Senior Officer would have obtained if such officer had engaged in good faith and diligent performance of such officer's duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.
Section 1.04    Accounting and Other Terms.
(a)    Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. For purposes of determining compliance with any incurrence or expenditure tests set forth in Section 7.01, Section 7.02 and Section 7.03, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.
Section 1.05    Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day.
ARTICLE II

THE TERM LOANS
Section 2.01    Commitments.
(a)    Subject to the terms and conditions and relying upon the representations and warranties herein set forth:
(i)    Term A Loan. The Term A Loan Lenders severally agree, ratably in accordance with their respective Term A Loan Commitments, and on the terms and conditions hereinafter set forth (including subject to the satisfaction (or waiver) of the conditions precedent set forth in ARTICLE V hereof), to make a Loan (collectively, the "Term A Loan") to the Borrowers on the Effective Date in the aggregate principal amount of $47,000,000.
(ii)    Delayed Draw Term Loan. The Delayed Draw Term Loan Lenders severally agree, ratably in accordance with their respective Delayed Draw Term Loan Commitments, and on the terms and conditions hereinafter set forth (including subject to the satisfaction (or waiver) of the conditions precedent set forth in ARTICLE V hereof), to make one or more Loans (collectively, the "Delayed Draw Term Loan") to the Borrowers during the period from the Effective Date until the Delayed Draw Term Loan Commitment Termination Date in an aggregate principal amount not to exceed $20,000,000.
(b)    Notwithstanding the foregoing:
(i)    The Total Commitment shall be permanently reduced immediately and without further action upon the making of each Loan in an aggregate amount equal to the aggregate amount of such Loan. Each Lender's Delayed Draw Term Loan Commitment shall be permanently reduced immediately and without further action upon the making of each Loan pursuant to Section 2.1(a)(ii) in an amount equal to the amount of such Lender's Pro Rata Share of such Loan. Each Lender's Term A Loan Commitment shall terminate immediately and without further action on the Effective Date. The Total Commitment and each Lender's Delayed Draw Term Loan Commitment shall terminate immediately and without further action on the Delayed Draw Term Loan Commitment Termination Date.
(ii)    Any principal amount of the Loans which is repaid or prepaid may not be reborrowed.
Section 2.02    Making the Term Loans.
(a)    The Administrative Borrower shall give the Administrative Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit B hereto (a "Notice of Borrowing")), not later than (i) with respect to the Term A Loan, 12:00 noon (New York City time) on the date which is 3 Business Days prior to the date of the proposed Term A Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Loan) and (ii) with respect to the Delayed Draw Term Loan, 12:00 noon (New York City time) on the date which is 10 Business Days prior to the date of the proposed Term A Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Delayed Draw Term Loan). Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, which, with respect to Delayed Draw Term Loans requested after the Effective Date, shall be in a minimum amount of not less than $5,000,000 or a multiple of $1,000,000 in excess thereof (or, if less, the remainder of the Delayed Draw Term Loan Commitments), (ii) whether such Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, and (iii) the proposed borrowing date, which must be a Business Day and, in the case of the Term A Loan, must be the Effective Date. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Administrative Borrower to the Administrative Agent). Each Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of any such telephonic Notice of Borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer's authority to request the applicable Loan on behalf of the applicable Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.
(b)    The Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the applicable Borrower shall be bound to make a borrowing in accordance therewith.
(c)    The Loans shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Commitment it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.
Section 2.03    Repayment of the Term Loans; Evidence of Debt.
(c)    The outstanding principal of the Term A Loan shall be repayable in consecutive quarterly installments, in arrears on the last Business Day of each calendar quarter commencing with the calendar quarter ending on March 31, 2014, as set forth below:

Applicable Calendar Quarter	Applicable Installment
March 31, 2014	$1,175,000
June 30, 2014	$1,175,000
September 30, 2014	$1,175,000
December 31, 2014	$1,175,000
March 31, 2015	$1,175,000
June 30, 2015	$1,175,000
September 30, 2015	$1,175,000
December 31, 2015	$1,175,000
March 31, 2016	$1,175,000
June 30, 2016	$1,175,000
September 30, 2016	$1,175,000
December 31, 2016	$1,175,000
March 31, 2017	$1,175,000
June 30, 2017	$1,175,000
September 30, 2017	$1,175,000
December 31, 2017	$1,175,000
March 31, 2018	$1,175,000
June 30, 2018	$1,175,000
September 30, 2018	$1,175,000
Final Maturity Date	$24,675,000

Notwithstanding the foregoing, the outstanding unpaid principal amount of the Term A Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earlier of (i) the date of the acceleration of the Loans in accordance with the terms hereof and (ii) the Final Maturity Date.
(d)    The outstanding principal of the Delayed Draw Term Loan shall be repayable in consecutive quarterly installments, in arrears on the last Business Day of each calendar quarter commencing with the calendar quarter ending on December 31, 2014, in amounts equal to the applicable percentage set forth below multiplied by the principal amount of the Delayed Draw Term Loan outstanding on the Delayed Draw Term Loan Commitment Termination Date (after giving effect to any Delayed Draw Term Loans funded on the Delayed Draw Term Loan Commitment Termination Date), as set forth below:

Applicable Calendar Quarter	Applicable Installment
December 31, 2014	2.5%
March 31, 2015	2.5%
June 30, 2015	2.5%
September 30, 2015	2.5%
December 31, 2015	2.5%
March 31, 2016	2.5%
June 30, 2016	2.5%
September 30, 2016	2.5%
December 31, 2016	2.5%
March 31, 2017	2.5%
June 30, 2017	2.5%
September 30, 2017	2.5%
December 31, 2017	2.5%
March 31, 2018	2.5%
June 30, 2018	2.5%
September 30, 2018	2.5%
Final Maturity Date	60.0%

Notwithstanding the foregoing, the outstanding unpaid principal amount of the Delayed Draw Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earlier of (i) the date of the acceleration of the Loans in accordance with the terms hereof and (ii) the Final Maturity Date.
(e)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(f)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.
(g)    The entries made in the accounts maintained pursuant to Section 2.03(c) or Section 2.03(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that (i) the failure of any Lender or the

Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(c) and the accounts maintained pursuant to Section 2.03(d), the accounts maintained pursuant to Section 2.03(d) shall govern and control.
(h)    Any Lender may request that the Loans made by it be evidenced by one or more promissory notes. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Administrative Borrower. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 12.07(a)) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.04    Interest.
(a)    Term Loans. Subject to the terms of this Agreement, at the option of the Administrative Borrower, each Loan or any portion thereof shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each portion of a Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Loan until repaid, at a rate per annum equal to the Reference Rate plus 6.50%. Each portion of a Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Loan until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for such Loan (or such portion thereof) plus 7.50%.
(b)    Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, at the election of the Administrative Agent or the Required Lenders and with written notice from the Administrative Agent to the Administrative Borrower, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, for the period from the first date such Event of Default occurred (with the imposition of the Post-Default Rate having retroactive effect to such date) until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate; provided, that, upon the occurrence of an Event of Default under Section 9.01(f) or (g), such imposition of the Post-Default Rate shall occur automatically.

(c)    Interest Payment. Interest on each Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. Each Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the applicable Loan Account pursuant to Section 4.01 with the amount of any interest payment due hereunder.
(d)    General. All interest shall be computed for the actual number of days, including the first day but excluding the last day, elapsed on the basis of (i) a year of 360 days for interest calculated based on the LIBOR Rate or (ii) a year of 365/366 days for interest calculated based on the Reference Rate.
Section 2.05    Reduction of Commitments; Prepayment of the Term Loans.
(a)    Reduction of Commitments. The Total Commitment and the Term Loan Commitment of each Lender shall be reduced and terminate in accordance with Section 2.01(b).
(b)    Optional Prepayment.
(i)    Term Loan. At any time and from time to time, upon at least 3 days prior written notice to the Administrative Agent, the Borrowers may prepay the principal of the Loans in whole or in part and ratably in accordance with the applicable Lenders' Pro Rata Shares as to the Loans being prepaid. Each prepayment made pursuant to this clause (b)(i) shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid and (B) the Applicable Prepayment Premium payable in connection with such prepayment. Each such prepayment shall be applied against the remaining installments of principal due on the Loans in the inverse order of maturity.
(ii)    Prepayment in Full. The Borrowers may, upon at least 3 days prior written notice to the Administrative Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations in full, including, without limitation, the amounts specified in Section 2.05(e). If the Administrative Borrower has sent a notice of termination pursuant to this clause (ii), then the Borrowers shall be obligated to repay the Obligations in full, including, without limitation, the amounts specified in Section 2.05(e), on the date set forth as the date of termination of this Agreement in such notice.

(c)    Mandatory Prepayment.
(i)    Contemporaneously with the delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(iii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ended June 30, 2014 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(iii), the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(iii), the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with clause (d) below in an amount equal to the result of (A) 50% of the Consolidated Excess Cash Flow of the Company and its Subsidiaries for such Fiscal Year minus (B) the aggregate amount of all optional principal payments on the Loans that were made during such Fiscal Year pursuant to Section 2.05(b); provided, that any Consolidated Excess Cash Flow payment made pursuant to this Section 2.05(c)(i) shall exclude the portion of Consolidated Excess Cash Flow that is attributable to the target of a Permitted Acquisition that accrued prior to the closing date of such Permitted Acquisition; provided, further that in the case of the fiscal year ended June 30, 2014, the Borrowers shall only be obligated to prepay the outstanding principal amount of the Obligations in an amount equal to the applicable percentage of the Consolidated Excess Cash Flow for the period commencing with the Closing Date and ending on June 30, 2014.
(ii)    Within 5 Business Days of any Disposition by any Loan Party or its Subsidiaries pursuant to Section 7.02(c)(ii), the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with clause (d) below in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition, to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Lenders as a prepayment of the Loans in accordance herewith) shall exceed for all such Dispositions $250,000 in any Fiscal Year. Nothing contained in this Section 2.05(c)(ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).
(iii)    Within 5 Business Days of the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness referred to in clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k) or (l) of the definition of Permitted Indebtedness), or upon an Equity Issuance (other than issuances done in connection with (A) any employee incentive, stock option or other employee benefit plan and (B) any warrants existing as of the Effective Date and described on Schedule 2.05(c)), in each case, after the

Effective Date, the Borrowers shall prepay the outstanding amount of the Loans in accordance with clause (d) below in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this Section 2.05(c)(iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.
(iv)    Within 5 Business Days of the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the outstanding principal of the Loans in accordance with clause (d) below in an amount equal to 100% of such Extraordinary Receipts (net of any reasonable expenses incurred in collecting such Extraordinary Receipts), to the extent that the aggregate amount of Extraordinary Receipts received by all Loan Parties and their Subsidiaries (and not paid to the Lenders as a prepayment of the Loans in accordance herewith) shall exceed for all such Extraordinary Receipts $250,000 in any Fiscal Year.
(v)    Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition or the receipt of Extraordinary Receipts consisting of insurance proceeds or condemnation awards that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(ii) or Section 2.05(c)(iv), as the case may be, such Net Cash Proceeds and Extraordinary Receipts shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds and Extraordinary Receipts are used to replace, repair or restore properties or assets used in such Person's business, provided that, (A) no Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds or Extraordinary Receipts, (B) the Administrative Borrower delivers a certificate to the Administrative Agent within 30 days after such Disposition or loss, destruction or taking, as the case may be, stating that such Net Cash Proceeds or Extraordinary Receipts shall be used to replace, repair or restore properties or assets used in such Person's business within a period specified in such certificate not to exceed 180 days after the date of receipt of such Net Cash Proceeds or Extraordinary Receipts (which certificate shall set forth estimates of the Net Cash Proceeds or Extraordinary Receipts to be so expended), (C) such Net Cash Proceeds or Extraordinary Receipts are deposited in an account subject to the dominion and control of the Collateral Agent, and (D) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above or (2) the occurrence of a Default or an Event of Default, such Net Cash Proceeds or Extraordinary Receipts, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(ii) or Section 2.05(c)(iv) as applicable.

For the avoidance of doubt, no mandatory prepayment required under Sections 2.05(c)(i), (c)(ii) or (c)(iv) shall be subject to the Applicable Prepayment Premium.
(d)    Application of Payments. Subject to the terms of Section 4.03(b), each prepayment made by the Borrowers pursuant to subsection (c) above shall be applied to the remaining installments of principal of the Loans on a pro rata basis. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b).
(e)    Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.09, (iii) if such prepayment would reduce the amount of the outstanding Loans to zero, the payment of all fees accrued to such date pursuant to Section 2.06, and (iv) if such prepayment is made pursuant to Sections 2.05(b) or (c)(iii), the Applicable Prepayment Premium payable in connection with such payment.
(f)    Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.
Section 2.06    Fees. The Borrowers shall pay to the Administrative Agent the fees set forth in the Fee Letter in accordance with the terms of the Fee Letter.
Section 2.07    LIBOR Option.
(a)    The Borrowers may, at any time and from time to time, so long as no Default or Event of Default has occurred and is continuing, elect to have interest on all or a portion of the Loans be charged at a rate of interest based upon the LIBOR Rate (the "LIBOR Option") by notifying the Administrative Agent prior to 11:00 a.m. (New York City time) at least 3 Business Days prior to (i) the commencement of the proposed Interest Period or (ii) in the case of the conversion of a LIBOR Rate Loan into a Reference Rate Loan, the last day of the then current Interest Period (the "LIBOR Deadline"). Notice of the Borrowers' election of the LIBOR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section 2.07(a) shall be made by delivery to the Administrative Agent of a LIBOR Notice received by the Administrative Agent before the LIBOR Deadline, or by telephonic notice received by the Administrative Agent before the LIBOR Deadline (to be confirmed by delivery to the Administrative Agent of a LIBOR Notice received by the Administrative Agent prior to 5:00 p.m. (New York City time) on the same day). Promptly upon its receipt of each such

LIBOR Notice, the Administrative Agent shall provide a copy thereof to each of the Lenders. Each LIBOR Notice shall be irrevocable and binding on the Borrowers.
(b)    Interest on LIBOR Rate Loans shall be payable in accordance with Section 2.04(c). On the last day of each applicable Interest Period, unless the Borrowers properly have exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loans automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder. At any time that a Default or an Event of Default has occurred and is continuing, the Borrowers no longer shall have the option to request that any portion of the Loans bear interest at the LIBOR Rate and the Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate of interest then applicable to Reference Rate Loans of the same type hereunder.
(c)    Notwithstanding anything to the contrary contained in this Agreement, the Borrowers (i) shall have not more than six (6) LIBOR Rate Loans in effect at any given time, and (ii) only may exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.
(d)    The Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.05(c) or any application of payments or proceeds of Collateral in accordance with Section 4.03, or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrowers shall indemnify, defend, and hold the Agents and the Lenders and their participants harmless against any and all Funding Losses in accordance with Section 2.09.
(e)    Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Article II shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.
Section 2.08    Funding Losses. In connection with each LIBOR Rate Loan, the Borrowers shall indemnify, defend, and hold the Agents and the Lenders harmless against any loss, cost, or expense incurred by any Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an Event of Default or any mandatory prepayment required pursuant to Section 2.05(c)), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of a Default or an Event of Default), or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any Notice of Borrowing or LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, "Funding Losses"). Funding Losses shall, with respect to any Agent or any Lender, be deemed to equal the amount reasonably determined by such Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of an Agent or a Lender delivered to the Administrative Borrower setting forth any amount or amounts that such Agent or such Lender is entitled to receive pursuant to this Section 2.08 shall be conclusive absent manifest error.
Section 2.09    Taxes.
(a)    Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity, a "Transferee")) by the jurisdiction in which such Person is organized or has its principal lending office (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, "Taxes"). If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Agent or any Lender (or any Transferee), (i) the sum payable shall be increased by the amount (an "Additional Amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09) such Agent or such Lender (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes"). Each Loan Party shall deliver to each Agent and each Lender official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.
(c)    The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent and each Lender harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.09) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.
(d)    Each Lender (or Transferee) that is organized under the laws of a jurisdiction outside the United States (a "Non-U.S. Lender") agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Agents one properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agents and the Borrowers that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, such Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from any Agent, the assigning Lender or the Lender granting a participation, as applicable. Notwithstanding any other provision of this

Section 2.09, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.09(d) that such Non-U.S. Lender is not legally able to deliver.
(e)    The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any Additional Amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Section 2.09 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or Additional Amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or Additional Amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such Additional Amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above.
(f)    Any Agent or any Lender claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.09 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Administrative Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require such Agent or such Lender to disclose any information such Agent or such Lender deems confidential and would not, in the sole determination of such Agent or such Lender, be otherwise disadvantageous to such Agent or such Lender.
(g)    The obligations of the Loan Parties under this Section 2.09 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 2.10    Increased Costs and Reduced Return.
(a)    If any Lender or any Agent shall have determined that any Change in Law shall (i) subject such Agent or such Lender, or any Person controlling such Agent or such Lender to any tax, duty or other charge with respect to this Agreement or any Loan made by such Agent or such Lender, or change the basis of taxation of payments to such Agent or such Lender or any Person controlling such Agent or such Lender of any amounts payable hereunder (except for taxes on the overall net income of such Agent or such Lender or any Person controlling such Agent or such Lender), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Agent or such Lender or any Person controlling such Agent or such Lender or (iii) impose on such Agent or such Lender or any Person controlling such Agent or such Lender any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Agent or such Lender of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by such Agent or such Lender hereunder, then, upon demand by such Agent or such Lender, the Borrowers shall pay to such Agent or such Lender such additional amounts as will compensate such Agent or such Lender for such increased costs or reductions in amount.
(b)    If any Agent or any Lender shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Agent or such Lender or any Person controlling such Agent or such Lender, and such Agent or such Lender determines that the amount of such capital is increased as a direct or indirect consequence of any Loan made or maintained, such Agent's or such Lender's or such other controlling Person's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Agent's or such Lender's such other controlling Person's capital to a level below that which such Agent or such Lender or such controlling Person could have achieved but for such circumstances as a consequence of any Loan made or maintained, or any agreement to make any Loan, or such Agent's or such Lender's or such other controlling Person's other obligations hereunder (in each case, taking into consideration, such Agent's or such Lender's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by such Agent or such Lender, the Borrowers shall pay to such Agent or such Lender from time to time such additional amounts as will compensate such Agent or such Lender for such cost of maintaining such increased capital or such reduction in the rate of return on such Agent's or such Lender's or such other controlling Person's capital.
(c)    All amounts payable under this Section 2.10 shall bear interest from the date that is 10 days after the date of demand by any Agent or any Lender until payment in full to such Agent or such Lender at the Reference Rate. A certificate of such Agent or such Lender claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Agent or such Lender to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Agent's or such Lender's reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 2.11    Changes in Law; Impracticability or Illegality.
(a)    The LIBOR Rate may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the Administrative Borrower and the Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Administrative Borrower may, by notice to such affected Lender (i) require such Lender to furnish to the Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (ii) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.09).
(b)    In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to the Administrative Borrower and the Administrative Agent, and the Administrative Agent promptly shall transmit the notice to each other Lender and (i) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans of the same type hereunder, and (ii) the Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
(c)    The obligations of the Loan Parties under this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
ARTICLE III

INTENTIONALLY OMITTED
ARTICLE IV

APPLICATION OF PAYMENTS;
JOINT AND SEVERAL LIABILITY OF BORROWERS
Section 4.01    Payments; Computations and Statements.
(i)    The Borrowers will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent's Account. All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrowers without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the applicable Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrowers not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrowers with any amount due and payable by the Borrowers under any Loan Document. Any amount charged to the Loan Account of the Borrowers shall be deemed Obligations hereunder, which shall bear interest at the rate applicable to Reference Rate Loans. The Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrowers as herein provided will be made as an accommodation to the Borrowers and solely at the Administrative Agent's discretion, provided that the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrowers with any amount due and payable under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable on the basis of (i) a year of 360 days for fees calculated based on the LIBOR Rate and (ii) a year of 365/366 for fees calculated based on the Reference Rate. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.
(j)    The Administrative Agent shall provide the Administrative Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrowers during such month, the amounts and dates of the Loans made to the Borrowers during such month, the amounts and dates of all payments on account of the Loans to the Borrowers during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrowers during such month, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error.
Section 4.02    Sharing of Payments. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered) and (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement, or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 4.02 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.
Section 4.03    Apportionment of Payments.  Subject to Section 2.02 hereof:
(g)    All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06 hereof, and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of the Loans, as designated by the Person making payment when the payment is made.
(h)    After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, ratably to pay interest then due and payable in respect of the Collateral Agent Advances until paid in full; (iii) third, ratably to pay principal of the Collateral Agent Advances until paid in full; (iv) fourth, ratably to pay any fees and indemnities in respect of the Obligations then due and payable to the Lenders until paid in full; (v) fifth, ratably to pay interest then due and payable in respect of the Term Loan until paid in full; (vi) sixth, ratably to pay principal of the Term Loan until paid in full; and (vii) seventh, to the ratable payment of all other Obligations applicable to any Loan Party then due and payable until paid in full.

(i)    For purposes of Section 4.03(b) (other than clause (b)(vii)), "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause (b)(vii), "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(j)    In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.03 shall control and govern.
Section 4.04    [Intentionally Omitted].
Section 4.05    Administrative Borrower; Joint and Several Liability of the Borrowers.
(f)    Each Borrower hereby irrevocably appoints the Company as the borrowing agent and attorney-in-fact for the Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to the Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain the Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.
(g)    Each Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.05), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.05 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.
(h)    The provisions of this Section 4.05 are made for the benefit of the Agents, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 4.05 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

(i)    Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agents or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agents or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.
ARTICLE V

CONDITIONS TO THE TERM LOANS
Section 5.01    Conditions Precedent to Effectiveness. The obligation of Agents and Lenders to make the Loans hereunder shall not become effective until the Business Day (the "Effective Date") when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agents:
(e)    Payment of Fees, Etc. The Borrowers shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 12.04.
(f)    Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct in all material respects on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms, both immediately before and immediately after giving effect to the Loans.
(g)    Legality. The making of the Loans and the performance of the other transactions contemplated by this Agreement and the other Loan Documents shall not contravene any law, rule or regulation applicable to any Agent or any Lender and no law, rule or regulation shall restrain, prevent or impose materially adverse conditions upon the making of the Loans and the performance of the other transactions contemplated by this Agreement and the other Loan Documents.
(h)    Delivery of Documents. The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance reasonably satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date:
(i)    a Security Agreement, duly executed by each Loan Party, together with the original stock certificates representing all of the Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;
(ii)    a pledge agreement with respect to 65% of the Equity Interests of each foreign Subsidiary, duly executed by the applicable Loan Party, together with the original stock certificates representing such pledged Equity Interests and undated stock powers executed in blank and other proper instruments of transfer, in each case to grant the Collateral Agent a first priority perfected security interest in such Equity Interests;
(iii)    a UCC Filing Authorization Letter, duly executed by each Loan Party, together with (A) appropriate financing statements duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and (B) evidence reasonably satisfactory to the Collateral Agent of the filing of such UCC-1 financing statements;
(iv)    certified copies of request for copies of information listing all effective financing statements which name as debtor any Loan Party and which are filed in the appropriate filing offices, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Collateral Agent, shall cover any of the Collateral and the results of searches for any tax Lien, judgment Lien, execution or notice of bankruptcy filed against such Person or its property, which results, except as otherwise agreed to in writing by the Collateral Agent, shall not show any such Liens;
(v)    a Perfection Certificate, duly executed by each Loan Party and completed in a manner reasonably satisfactory to the Collateral Agent;
(vi)    the Contribution Agreement, duly executed by each Loan Party;
(vii)    the Fee Letter, duly executed by each Borrower;

(viii)    the Intercompany Subordination Agreement, duly executed by each Loan Party;
(ix)    a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;
(x)    a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;
(xi)    a certificate of the appropriate official(s) of (A) the jurisdiction of organization of each Loan Party and (B) each other jurisdiction of foreign qualification of each Loan Party in which the failure to be in good standing and duly qualified to do business could reasonably be expected to result in a Material Adverse Effect, in each case certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such jurisdictions;
(xii)    a true and complete copy of the charter, certificate of formation, certificate of limited partnership, articles of incorporation or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction;
(xiii)    a copy of the Governing Documents of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;
(xiv)    opinions of (A) Sheppard Mullin Richter & Hampton LLP, counsel to the Loan Parties, and (B) Holland & Hart, LLP, local Colorado counsel to the Loan Parties, which opinions shall, in each case, be in form and substance reasonably satisfactory to the Agents (it being agreed and understood that the form and substance of the opinions delivered to the Agents on or prior to the date hereof are satisfactory to the Agents), address such corporate authority, enforceability and collateral matters as the Agents may reasonably request and be addressed to the Agents and the Lenders, or delivered to the Agents and the Lenders with a letter permitting the Agents and the Lenders to rely on such opinions;
(xv)     a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in Section 5.01(b);
(xvi)     a copy of (A) the Financial Statements and (B) the financial projections described in Section 6.01(g)(ii) hereof, certified as of the Effective Date as complying with the representations and warranties set forth in Section 6.01(g)(ii) by an Authorized Officer of the Company;
(xvii)    a certificate of the chief financial officer of the Company, setting forth in reasonable detail the calculations required to (A) establish compliance, on a pro forma basis after giving effect to the Loans, with each of the financial covenants contained in Section 7.03, and (B) evidence to the Agents' reasonable satisfaction that the Total Leverage Ratio as at the end of the twelve month period ended August 31, 2013, calculated on a pro forma basis after giving effect to the funding of the Term A Loan, is not greater than 2.20 to 1.00;
(xviii)    a certificate of the chief financial officer of the Company and each other Borrower, certifying as to the solvency of the Company and such Borrower, which certificate shall be satisfactory in form and substance to the Collateral Agent;
(xix)     a certificate of the chief financial officer of the Company certifying that all tax returns required to be filed by the Loan Parties have been filed and all taxes upon the Loan Parties or their properties, assets, and income (including real property taxes and payroll taxes) have been paid;
(xx)    evidence of the insurance coverage required by Section 7.01 and the terms of each Security Agreement and each Mortgage and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with such endorsements as to the first mortgagee, the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days' prior written notice to the Collateral Agent and each such first mortgagee, named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Collateral Agent may request;

(xxi)    a certificate of an Authorized Officer of the Administrative Borrower, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing, LIBOR Notices and all other notices under this Agreement and the other Loan Documents;
(xxii)    a landlord waiver, in form and substance reasonably satisfactory to the Collateral Agent, executed by the landlord with respect to the leased real properties of the Loan Parties located at 9800 South Monroe Street, Sandy, Utah;
(xxiii)    a warehouseman's agreement, in form and substance reasonably satisfactory to the Collateral Agent, executed by IntegraCore, LLC with respect to the warehousing and related supply chain management services provided to the Company and its Subsidiaries by IntegraCore, LLC;
(xxiv)    a processor's letter, in form and substance reasonably satisfactory to the Collateral Agent, executed by (A) Cornerstone Research and Development, Inc. with respect to the processing and related services provided to the Company and its Subsidiaries by Cornerstone Research and Development, Inc. and (B) Deseret Laboratories International with respect to the processing and related services provided to the Company and its Subsidiaries by Deseret Laboratories International;
(xxv)    copies of the Material Contracts of the Loan Parties as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of the Administrative Borrower, together with a certificate of an Authorized Officer of the Administrative Borrower stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;
(xxvi)    a Cash Management Agreement, in form and substance reasonably satisfactory to the Agents, duly executed by the applicable Loan Parties and JPMorgan Chase Bank, N.A., with respect to the Cash Management Accounts of the Loan Parties maintained with such Cash Management Bank; and
(xxvii)     such other agreements, instruments, approvals, opinions and other documents, each reasonably satisfactory to the Collateral Agent in form and substance, as the Collateral Agent may reasonably request.
(i)    Material Adverse Effect. The Collateral Agent shall have determined, in its reasonable discretion, that no event or development shall have occurred since June 30, 2013 which could reasonably be expected to have a Material Adverse Effect.

(j)    Approvals. All consents, licenses, franchises, permits, authorizations and approvals of, filings and registrations with, notices to, and all other actions in respect of, any Governmental Authority, shareholder or other Person required in connection with (i) the making of the Loans, (ii) the other transactions contemplated by this Agreement and the other Loan Documents, and (iii) the conduct of the Loan Parties' business, shall have been obtained or made (and all applicable waiting periods shall have expired without any action being taken by any competent authority) and shall be in full force and effect.
(k)    Proceedings; Receipt of Documents. All proceedings in connection with the making of the Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be reasonably satisfactory to the Collateral Agent and its counsel, and the Collateral Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Collateral Agent or such counsel may reasonably request.
(l)    Due Diligence. The Agents shall have completed their customary business, financial, legal, tax, environmental and collateral due diligence, with results reasonably satisfactory to the Agents and their counsel. Such due diligence shall include, without limitation, the following: (i) face to face meetings with management, (ii) review of the Loan Parties' books, systems and records, (iii) a quality of earnings review of the Loan Parties' financials by a third party firm reasonably acceptable to the Agents with results reasonably satisfactory to the Agents, (iv) review of interim financial statements and the Loan Parties' detailed five year business plan with the first two years prepared on a quarterly basis, (v) background checks on key management, (vi) calls with independent distributors to be performed by the Collateral Agent in a manner reasonably satisfactory to the Collateral Agent with results reasonably satisfactory to the Collateral Agent, (vii) calls with doctors and researchers both affiliated and unaffiliated with the Company whose names are identified in Protandim clinical studies to be performed by the Collateral Agent in a manner reasonably satisfactory to the Collateral Agent with results reasonably satisfactory to the Collateral Agent, (viii) review of ERISA, regulatory, environmental, intellectual property, litigation, accounting, tax, licensing, certification and permit matters and labor matters, in each case, with results reasonably satisfactory to the Agents in their reasonable discretion.
(m)    Cash Management. The Agents shall be satisfied in their reasonable discretion with the cash management systems and Collateral reporting of the Loan Parties.

(n)    Cash Repatriation. The Agents shall be reasonably satisfied with the Company and its Subsidiaries' ability to tax efficiently repatriate cash from foreign jurisdictions to service the Loans.
(o)    Litigation. There shall exist no claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or threatened in any court or before any arbitrator or governmental authority which relates to the Loans, the Loan Parties, this Agreement or the transactions contemplated by this Agreement or which, in the opinion of the Agents, could reasonably be expected to have a Material Adverse Effect.
(p)    EBITDA. Consolidated EBITDA of the Company and its Subsidiaries for the twelve-month period ended August 31, 2013 shall not have been less than $19,500,000.
(q)    Total Leverage Ratio. The Total Leverage Ratio as at the end of the twelve month period ended August 31, 2013, calculated on a pro forma basis after giving effect to the Loans, shall not be greater than 2.20 to 1.00.
(r)    Liquidity. The Loan Parties shall have Qualified Cash, after giving effect to the Loans (including the application of the proceeds thereof), and the payment of all fees, costs and expenses in connection with the Loan Documents, of not less than $20,000,000.
(s)    Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02.
(t)    Delivery of Documents. The Agents shall have received such other agreements, instruments, approvals, opinions and other documents and financial and other information, each in form and substance reasonably satisfactory to the Agents, as any Agent may reasonably request.
Notwithstanding the foregoing, the obligations of the Lenders to make the Loans hereunder shall not become effective unless the Effective Date shall have occurred on or prior to 12:00 noon (New York City time) on October 31, 2013 (and, in the event the Effective Date has not occurred at such time, the Commitments shall terminate at such time).
Section 5.02    Conditions Precedent to Delayed Draw Term Loans. The obligation of any Agent or any Lender to make any Delayed Draw Term Loan after the Effective Date is subject to the fulfillment, in a manner reasonably satisfactory to the Administrative Agent, of each of the following conditions precedent:

(k)    Payment of Fees, Etc. The Borrowers shall have paid all fees, costs, expenses and taxes then payable by the Borrowers pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 12.04 hereof.
(l)    Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Administrative Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrowers' acceptance of the proceeds of such Loan, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan that: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan are true and correct in all material respects on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made on such date and (iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.
(m)    Legality. The making of such Loan shall not contravene any law, rule or regulation applicable to any Agent or any Lender.
(n)    Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.
(o)    Liquidity. The Loan Parties shall have Qualified Cash, after giving effect to the making of such Delayed Draw Term Loan, of not less than $10,000,000.
(p)    Total Leverage Ratio. The Total Leverage Ratio as at the end of the most recently ended twelve month period for which the Borrowers have delivered monthly financial statements pursuant to Section 7.01(a)(i), calculated on a pro forma basis after giving effect to the making of such Delayed Draw Term Loan, shall not be greater than 2.50 to 1.00.
(q)    Pro-Forma Covenant Compliance. The Loan Parties shall be in compliance, on a pro forma basis after giving effect to the making of such Delayed Draw Term Loan, with each of the financial covenants contained in Section 7.03.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES
Section 6.01    Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents and the Lenders as follows:
(r)    Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except, in the case of this clause (iii), to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(s)    Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Governing Documents or any applicable Requirement of Law or any Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval necessary to its operations or any of its properties.
(t)    Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with (other than customary filings with the SEC), any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party.
(u)    Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

(v)    Capitalization. On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Equity Interests of the Company and each of its Subsidiaries and the issued and outstanding Equity Interests of the Company and each of its Subsidiaries are as set forth on Schedule 6.01(e). All of the issued and outstanding shares of Equity Interests of the Company and each of its Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as described on Schedule 6.01(e), there are no outstanding debt or equity securities of the Company or any of its Subsidiaries and no outstanding obligations of the Company or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of the Company or any of its Subsidiaries.
(w)    Litigation; Commercial Tort Claims. Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (A) if adversely determined (or, in the case frivolous claims as reasonably determined by the Company and reasonably agreed to by the Administrative Agent, without giving effect to such adverse determination), could reasonably be expected to have a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.
(x)    Financial Condition.
(i)    The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present the consolidated financial condition of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Company and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP. All material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of the Company and its Subsidiaries are set forth in the Financial Statements. Since June 30, 2013, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii)    The Company has heretofore furnished to each Agent and each Lender (A) projected quarterly balance sheets, income statements and statements of cash flows of the Company and its Subsidiaries for the period from July 1, 2013 through June 30, 2015, and (B) projected annual balance sheets, income statements and statements of cash flows of the Company and its Subsidiaries for the Fiscal Years ending in 2013 through 2018, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(v). Such projections, as so updated, shall be believed by the Company at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Company, and shall have been based on assumptions believed by the Company to be reasonable at the time made and upon the best information then reasonably available to the Company, and the Company shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.
(y)    Compliance with Law, Etc. No Loan Party or any of its Subsidiaries is in violation in any material respect of (i) any of its Governing Documents, (ii) any material domestic or foreign Requirement of Law, including, without limitation, any material statute, legislation or treaty, any guideline, directive, rule, regulation, standard, requirement, policy, order, judgment, injunction, award or decree of any Governmental Authority, in each case, applicable to it or any of its property or assets, or (iii) any material term of any Material Contract, and no Default or Event of Default has occurred and is continuing.
(z)    ERISA. Except as set forth on Schedule 6.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code. Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any

Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant's termination of employment.
(aa)    Taxes, Etc. All federal, state, municipal and local tax returns, notifications and other reports and filings required by applicable Requirements of Law to be filed by any Loan Party have been filed within the time required by the applicable Requirement of Law, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.
(bb)    Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.

(cc)    Nature of Business. No Loan Party is engaged in any business other than as set forth on Schedule 6.01(l).
(dd)    [Intentionally Omitted].
(ee)    Permits, Etc. Each Loan Party has, and is in compliance in all material respects with, all material permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such material permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.
(ff)    Properties.
(i)    Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.
(ii)    Schedule 6.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party and identifies the interest (fee or leasehold) of such Loan Party therein. As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party.
(gg)    Full Disclosure. Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared.

(hh)    [Intentionally Omitted].
(ii)    Environmental Matters. Except as set forth on Schedule 6.01(r), (i) the operations of each Loan Party are in compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (v) no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party's failure to maintain or comply with could not reasonably be expected to have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or capital expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to have a Material Adverse Effect.
(jj)    Insurance. Each Loan Party keeps its property adequately insured and maintains insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated. Schedule 6.01(s) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(kk)    Use of Proceeds. The proceeds of the Loans shall be used (i) to fund the repurchase of outstanding Equity Interests of the Company in accordance with the Share Repurchase Program, (ii) to fund Permitted Acquisitions consummated in accordance with this Agreement after the Effective Date, (iii) to fund Permitted Intellectual Property Investments consummated in accordance with this Agreement after the Effective Date, (iv) to fund other general corporate purposes of the Company and its Subsidiaries and (v) to pay fees and expenses related to the transactions contemplated under this Agreement.
(ll)    No Fraudulent Transfer. After giving effect to the transactions contemplated by this Agreement and the other Loan Documents and before and after giving effect to the Loans, the Company and each other Borrower is, and the Loan Parties on a consolidated basis are, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
(mm)    Location of Bank and Securities Accounts. Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).
(nn)    Intellectual Property. Except as set forth on Schedule 6.01(w), each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, industrial designs, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, and, to the knowledge of each Loan Party, without any investigation, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, industrial designs, authorizations, non-governmental licenses and permits and other intellectual property rights of each Loan Party. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party, without any investigation, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(oo)    Material Contracts. Set forth on Schedule 6.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto.
(pp)    Investment Company Act. None of the Loan Parties is (i) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.
(qq)    Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the best knowledge of each Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state or federal law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.
(rr)    [Intentionally omitted].
(ss)    No Bankruptcy Filing. No Loan Party is contemplating either an Insolvency Proceeding or the liquidation of all or a major portion of such Loan Party's assets or property, and no Loan Party has any knowledge of any Person contemplating an Insolvency Proceeding against it.
(tt)    Interrelated Business. The Loan Parties make up a related organization of various entities constituting a single economic and business enterprise so that the Loan Parties share an identity of interests such that any benefit received by any one of them benefits the others. From time to time each Loan Party may render services to or for the benefit of the other Loan Parties, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Loan Parties (including inter alia, the payment by such Loan Party of creditors of the other Loan Parties and guarantees by such Loan Party of indebtedness of the other Loan Parties and provides administrative, marketing, payroll and management services to or for the benefit of the other Loan Parties). Except as set forth on Schedule 6.01(cc), the Loan Parties have the same chief executive office, centralized accounting and legal services, certain common officers and directors and generally do not provide consolidating financial statements to creditors.
(uu)    Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 6.01(dd) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party (or indicates that such Loan Party has no federal employer identification number).
(vv)    Locations of Collateral. There is no location at which any Loan Party has any Collateral (except for Inventory in transit) other than (i) those locations listed on Schedule 6.01(ee), (ii) any other locations for which such Loan Party has provided notice to the Agent and, if necessary, a written subordination or waiver or collateral access agreement in accordance with Section 7.01(m), or (iii) Collateral in transit between the locations referred to in clauses (i) and (ii). Schedule 6.01(ee) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Loan Party is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns.
(ww)    Security Interests. Each Security Agreement creates in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements described in Section 5.01(d) and the recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation or renewal statements in accordance with applicable law, (ii) the recording of the Collateral Assignments for Security pursuant to each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights and industrial designs(iii) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property, and (iv) to the extent a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of the financing statements and other filings referred to in the second sentence of this subsection.
(xx)    Schedules. As of the Effective Date, all of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.
(yy)    Anti-Terrorism Laws.
(i)    General. None of the Loan Parties nor any Affiliates of any Loan Parties, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws.
(ii)    None of the Loan Parties, nor any Affiliates of any Loan Parties, or, to the knowledge of the Loan Parties, their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a "Blocked Person"):

(A)    a Person that is prohibited pursuant to any of the OFAC Sanctions Programs, including a Person named on OFAC's list of Specially Designated Nationals and Blocked Persons;
(B)    a Person that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in (A), above;
(C)    a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(D)    a Person that is knowingly affiliated or associated with a Person described in (A) through (C), above;
(iii)    None of the Loan Parties, nor any of their agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs.
ARTICLE VII

COVENANTS OF THE LOAN PARTIES
Section 7.01    Affirmative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will, and will cause each of its Subsidiaries to, unless the Required Lenders shall otherwise consent in writing:
(a)    Reporting Requirements. Furnish to each Agent and each Lender:
(iii)    as soon as available, and in any event within 30 days after the end of each fiscal month of the Company and its Subsidiaries, commencing with October 31, 2013, (x) internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the projections delivered pursuant to Section 7.01(a)(v), all in reasonable detail and certified by an Authorized Officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Company and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments, and (y) an operating metrics report (including the financial results executive review) for such fiscal month in a form substantially consistent with the operating metrics reports furnished to the Administrative Agent prior to the date hereof;
(iv)    as soon as available, and in any event within 45 days after the end of each fiscal quarter of the Company and its Subsidiaries, commencing with December 31, 2013, internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows as at the end of such fiscal quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the projections delivered pursuant to Section 7.01(a)(v), all in reasonable detail and certified by an Authorized Officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries as at the end of such fiscal quarter and the results of operations, retained earnings and cash flows of the Company and its Subsidiaries for such fiscal quarter and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;
(v)    as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Company and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the projections delivered pursuant to Section 7.01(a)(vii), all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Company and reasonably satisfactory to the Agents (which opinion shall be without (1) a "going concern" or like qualification or exception, (2) any qualification or exception as to the scope of such audit, or (3) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03), together with a written statement of such accountants (x) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 7.03 and (y) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;
(vi)    simultaneously with the delivery of the financial statements of the Company and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Company (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Company and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Company and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Company and its Subsidiaries propose to take or have taken with respect thereto, (B) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03, and (C) in the case of the delivery of the financial statements of the Company and its Subsidiaries required by clause (iii) of this Section 7.01(a), a summary of changes to all material insurance coverage maintained as of the date thereof by any Loan Party and all material insurance coverage planned to be maintained by any Loan Party, together with such other related documents and information as the Administrative Agent may reasonably require;
(vii)    as soon as available and in any event not later than the end of each Fiscal Year, (A) an annual operating business plan, budget and financial projections for the Company and its Subsidiaries, supplementing and superseding the financial projections referred to in Section 6.01(g)(ii)(A), prepared on a quarterly basis (including statements of operations, retained earnings and cash flows and a balance sheet as at the end of the last month in each fiscal quarter) and otherwise in form and substance reasonably satisfactory to the Agents, for the immediately succeeding Fiscal Year for the Company and its Subsidiaries and (B) financial projections for the Company and its Subsidiaries, supplementing and superseding the financial projections referred to in Section 6.01(g)(ii)(B), prepared on an annual basis and otherwise in form and substance reasonably satisfactory to the Agents, for each remaining annual period through the Final Maturity Date, all such financial projections to be reasonable, to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Company to be reasonable at the time made and from the best information then available to the Company;
(viii)    at the time of the delivery of the financial statements of the Company and its Subsidiaries required by clause (iii) of this Section 7.01(a), a certificate, certified by an Authorized Officer of the Company, confirming that there have been no changes to the information contained in each of the Perfection Certificates delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to this clause (vi) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained therein;
(ix)    promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;
(x)    as soon as possible, and in any event within 5 Business Days after any Senior Officer of the Company becomes aware of an Event of Default or Default (unless such Default has been cured within such 5 Business Day period), the written statement (including by email) of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default and the action which the affected Loan Party proposes to take with respect thereto;
(xi)    (A) as soon as possible and in any event within 5 Business Days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Administrative Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;
(xii)    promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which would reasonably be expected to have a Material Adverse Effect;
(xiii)    as soon as possible and in any event within 5 days after execution, receipt or delivery thereof, copies of any notices of default or cancellation that any Loan Party executes or receives in connection with any Material Contract;
(xiv)    promptly after the sending or filing thereof, copies of all material statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange, provided that the Loan Parties shall be deemed to be in compliance with this subsection (xiii) if such statements, reports and other information are publicly available;
(xv)    promptly upon receipt thereof, copies of all final financial reports, if any, submitted to the Company or any of its Subsidiaries by its auditors in connection with any annual or interim audit of the books thereof (including, without limitation, management reports, letters or similar writings in respect of the Company's and its Subsidiaries' systems, operations, internal controls, financial condition or properties); and

(xvi)    promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.
(b)    Additional Guaranties and Collateral Security. Cause:
(vi)    each domestic Subsidiary of any Loan Party not in existence on the Effective Date, and each domestic Subsidiary of any Loan Party which is a non-borrowing Subsidiary upon formation or acquisition but later ceases to be a non-borrowing Subsidiary, to execute and deliver to the Collateral Agent promptly and in any event within 3 days after the formation, acquisition or change in status thereof, (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor, (B) a supplement to the Security Agreement, together with (1) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary, (2) undated stock powers executed in blank with signature guaranteed, and (3) such opinions of counsel as the Collateral Agent may reasonably request, (C) one or more Mortgages creating on the owned real property of such Subsidiary a perfected, first priority Lien on such real property and such other Real Property Deliverables as may be required by the Collateral Agent and (D) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and
(vii)    each owner of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within 5 Business Days after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in the Security Agreement), together with (A) certificates evidencing all of the Equity Interests of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinions of counsel as the Collateral Agent may reasonably request and (D) such other agreements, instruments, approvals or other documents requested by the Collateral Agent.
Notwithstanding any provision of this Section 7.01(b) or the Loan Documents to the contrary, the Loan Parties shall not be required to comply with the provisions of this Section 7.02(b) (or any analogous provision contained in any Loan Document) with respect to any Immaterial Subsidiary.

(c)    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all material Requirements of Law (including, without limitation, all Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except, in each case, to the extent contested in good faith by proper proceedings which stay the enforcement of any Lien against the assets of the Loan Parties resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.
(d)    Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries (other than Immaterial Subsidiaries) to maintain and preserve, (i) its existence, rights and privileges, and (ii) its qualification and good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except, in the case of this clause (ii), where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.
(e)    Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in material conformity with GAAP.
(f)    Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time and from time to time, upon reasonable prior notice and during normal business hours (in each case, so long as no Event of Default has occurred and is continuing), to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by the Collateral Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 7.01(f). The Borrowers will pay (i) the Agents' reasonable out-of-pocket costs and expenses incurred in connection with all such visits, inspections, audits, valuations, appraisals and examinations and (ii) the reasonable costs of all visits, inspections, audits, valuations, appraisals and examinations conducted by a third party on behalf of the Agents; provided, however, that so long as no Event of Default shall have occurred and be continuing, (A) the Borrowers shall not be obligated to reimburse any Agent for any such visits, inspections, audits, examinations, appraisals or valuations of the Company and its Subsidiaries under this Section 7.01(f) and (B) the Agents shall not make more than one such visit, inspection, audit, examination, appraisal and valuation each Fiscal Year.
(g)    Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or otherwise material to the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.
(h)    Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as its interests may appear, in case of loss, under a standard non‑contributory "lender" or "secured party" clause and are to contain such other provisions as the Collateral Agent may reasonably require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured and first mortgagee endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days' (or, in the case of cancellation due to non-payment, 10 days') prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrowers' expense and without any responsibility on the Collateral Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
(i)    Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary to the proper conduct of its business.
(j)    Environmental. (i)  Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, with all Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) provide the Agents written notice within 5 days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; and (iv) provide the Agents with written notice within 10 days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could reasonably be expected to have a Material Adverse Effect.
(k)    Further Assurances. Subject to the provisions of 7.01(b), take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (A) any of the Collateral, (B) any other property of any Loan Party and its domestic Subsidiaries and (C) sixty-five percent (65%) of the Equity Interests of each foreign Subsidiary of any Loan Party, or (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent to file any such agreements, instruments or other documents in any appropriate filing office and, during the continuation of an Event of Default, to execute any such agreements, instruments or other documents in such Loan Party's name, (ii) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.
(l)    Change in Collateral; Collateral Records. (i)  Give the Collateral Agent not less than 5 Business Days' prior written notice of any change in the location of any Collateral (other than (A) Inventory in transit between the locations referred to in clauses (i) and (ii) of Section 6.01(ee) and (B) other Collateral with an aggregate value not to exceed $250,000), other than to locations set forth on Schedule 6.01(ee) and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent for the benefit of the Agents and the Lenders from time to time, solely for the Collateral Agent's convenience in maintaining a record of Collateral, such written statements and schedules as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.
(m)    Collateral Access Agreements. At any time the chief executive office or any books and records of any Loan Party, or any Collateral with a book value in excess of $500,000 (when aggregated with all other Collateral at the same location), is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by a Loan Party, within 30 days, obtain written collateral access agreements, in form and substance reasonably satisfactory to the Collateral Agent, providing for access by the Collateral Agent to such premises.
(n)    Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders in accordance with a subordination agreement in form and substance reasonably satisfactory to the Agents.
(o)    After Acquired Real Property. Upon the acquisition by any Loan Party after the date hereof of any fee interest in any owned real property (wherever located) (each such interest being a "New Facility") with a Current Value (as defined below) in excess of $500,000, immediately so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party's good-faith estimate of the current value of such real property (for purposes of this Section, the "Current Value"). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to such New Facility. Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables), the Person that has acquired such New Facility shall promptly furnish the same to the Collateral Agent. The Borrowers shall pay all fees and expenses, including reasonable attorneys' fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party's obligations under this Section 7.01(o).
(p)    Fiscal Year. Cause the Fiscal Year of the Company and its Subsidiaries to end June 30 of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).
(q)    Lender Meetings. Upon the request of any Agent or the Required Lenders (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once during each calendar quarter), participate in a meeting with the Agents and the Lenders at the Borrowers' corporate offices (or at such other location as may be agreed to by the Administrative Borrower and such Agent or the Required Lenders) at such time as may be agreed to by the Administrative Borrower and such Agent or the Required Lenders.
Section 7.02    Negative Covenants. So long as any principal of or interest on any Loan, or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, and shall not permit any of its Subsidiaries to, unless the Required Lenders shall otherwise consent in writing:
(j)    Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

(k)    Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.
(l)    Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that
(i)    any wholly-owned Subsidiary of any Loan Party (other than a Borrower) may be merged or amalgamated into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 30 days' prior written notice of such merger, amalgamation or consolidation, (C) no Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, amalgamation or consolidation and (E) the surviving or continuing Subsidiary, if any, is a domestic Subsidiary, is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to a Security Agreement and the Equity Interests of such Subsidiary is the subject of a Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger, amalgamation or consolidation;
(ii)    any Loan Party and its Subsidiaries may (A) sell Inventory in the ordinary course of business, (B) dispose of or abandon obsolete, worn-out or surplus property in the ordinary course of business, (C) sell or otherwise dispose of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, (D) dispose, transfer or sell property to any Borrower or any other Loan Party that is a wholly-owned domestic Subsidiary of a Borrower, (E) lease or license property in the ordinary course of business, and (F) dispose of property resulting from the occurrence of a casualty event, provided that the Net Cash Proceeds of such Dispositions (1) in the case of clause (C) above, do not exceed $500,000 in the aggregate in any Fiscal Year and (2) in all cases, if necessary, are paid to the Administrative Agent for the benefit of the Agents and the Lenders pursuant to the terms of Section 2.05(c)(ii); and
(iii)    any Loan Party and any of its Subsidiaries may consummate a Permitted Acquisition.
(m)    Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).
(n)    Loans, Advances, Investments, Etc. Make or commit or agree to make or permit any of its Subsidiaries make or commit or agree to make, any Investment in any other Person except for Permitted Investments.
(o)    Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee for the payment of rent for any real or personal property in connection with any sale and leaseback transaction.
(p)    No Excess Foreign Cash. Permit or suffer to exist, or permit any of its Subsidiaries to permit or suffer to exist, the maintenance of cash and Cash Equivalents in the accounts of foreign Subsidiaries of the Loan Parties in excess of $5,500,000 as of the end of any calendar month (it being understood and agreed that any amounts in excess of such amount shall be promptly repatriated (by reason of a repayment of a Permitted Intercompany Loan or otherwise) to a Deposit Account held in the United States by a Borrower or one of its domestic Subsidiaries and subject to a Cash Management Agreement).
(q)    Restricted Payments.  (i)  Declare or pay any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (iv) return any Equity Interests to any shareholders or other equityholders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (v) pay any management, consulting, monitoring or advisory fees or any other fees, bonuses or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, however, (A) the Company may make distributions to its equity holders to repurchase outstanding Equity Interests of the Company in accordance with the Share Repurchase Program, in each case to the extent using proceeds of the Loans hereunder and so long as no Event of Default exists or would result therefrom, and in an aggregate amount not to exceed (1) $40,000,000 with respect to repurchases made on or about the Effective Date and (2) $20,000,000 with respect to repurchases made after the Effective Date, (B) any Subsidiary of any Borrower may pay dividends (or make other distributions or payments) to such Borrower and its domestic Subsidiaries, (C) the Company may pay dividends in the form of common Equity Interests, (D) the Company and its Subsidiaries may make any payments expressly permitted under Section 7.02(j), and (E) so long as no Event of Default has occurred and is continuing, the Company and its Subsidiaries may repurchase shares of outstanding Equity Interests issued pursuant to any employee incentive, stock option or other benefit plan in an amount not to exceed $250,000 in any Fiscal Year.
(r)    Federal Reserve Regulations. Permit the proceeds of any Loan to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.
(s)    Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions consummated in the ordinary course of business in a manner and (A) to an extent consistent with past practice or (B) necessary or desirable for the prudent operation of its business, in each case, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof (to the extent such a transaction would be available on an arm's length basis), and that are fully disclosed to the Agents prior to the consummation thereof, if they involve one or more payments by the Company or any of its Subsidiaries in excess of $250,000 for any single transaction or series of related transactions, (ii) transactions among Loan Parties, (iii) transactions among foreign Subsidiaries, (iv) transactions expressly permitted by Section 7.02(b), Section 7.02(e) and Section 7.02(h), or (v) Specified Intercompany Arrangements so long as they are carried out in a manner consistent with Specified Intercompany Arrangements in effect as of the Effective Date.
(t)    Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any

Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:
(A)    this Agreement and the other Loan Documents;
(B)    any agreements in effect on the date of this Agreement and described on Schedule 7.02(k);
(C)    any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable corporate statutes restricting the payment of dividends in certain circumstances);
(D)    in the case of clause (iv) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or
(E)    in the case of clause (iv) any agreement, instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto.
(u)    Limitation on Issuance of Equity Interests. Issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell, any shares of its Equity Interests, any securities convertible into or exchangeable for its Equity Interests or any warrants, except (i) for the issuance of Equity Interests of the Company (including in connection with any employee incentive, stock option, or other employee benefit plan) so long as such issuance does not result in a Change of Control, and (ii) Subsidiaries of the Company formed or acquired to the extent otherwise expressly permitted hereunder.
(v)    Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.
(iii)    Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries' Subordinated Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provisions, if any, of such Indebtedness, would be adverse to the Lenders or the issuer of such Indebtedness in any respect or would otherwise be in violation of the subordination provisions thereof or any subordination agreement with respect thereto;
(iv)    except for the Obligations, make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries' Subordinated Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of "Permitted Indebtedness"), make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing;
(v)    amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, except that a Loan Party may (A) change its name, jurisdiction of organization, organizational identification number or FEIN in connection with a transaction permitted by Section 7.02(c) and (B) change its name upon at least 10 Business Days' prior written notice by the Administrative Borrower to the Collateral Agent of such change and so long as, at the time of such written notification, such Person provides any financing statements or fixture filings necessary to perfect and continue perfected the Collateral Agent's Liens;
(vi)    amend, modify or otherwise change any of its Governing Documents, including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Equity Interests (including any shareholders' agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;
(vii)    agree to any amendment, modification or other change to or waiver of any of its rights under any Material Contract if such amendment, modification, change or waiver would be materially adverse to any Loan Party or any of its Subsidiaries or the Agents and the Lenders; or
(viii)    agree to any amendment, modification or other change to or waiver of any if its rights under any agreement or contract governing any Specified Intercompany Arrangement if such amendment, modification, change or waiver would be adverse in any material respect to any Loan Party or the Agents and the Lenders.
(w)    Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.
(x)    [Intentionally omitted].
(y)    Properties. Permit (i) any material property to become a fixture with respect to real property or to become an accession with respect to other personal property or (ii) any books and records of any Loan Party to be located on any real property (whether such real property is now existing or acquired after the Effective Date), in each case, with respect to which real or personal property (as the case may be) the Collateral Agent does not have a valid and perfected first priority Lien or has not received a collateral access agreement in accordance with Section 7.01(m).
(z)    ERISA . (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.
(aa)    Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws.
(bb)    Limitations on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) this Agreement and the other Loan Documents, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, and (iv) customary provisions in leases restricting the assignment or sublet thereof.
(cc)    Anti-Terrorism Laws. None of the Loan Parties, nor any of their Affiliates or agents shall:
(i)    conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person,
(ii)    knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the OFAC Sanctions Programs or
(iii)    engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the OFAC Sanctions Programs, the USA PATRIOT Act or any other Anti-Terrorism Law.
(iv)    The Borrowers shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Borrowers' compliance with this Section 7.02(t).
Section 7.03    Financial Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:
(a)    Total Leverage Ratio. Permit the Total Leverage Ratio of the Company and its Subsidiaries for any period of 4 consecutive fiscal quarters of the Company and its Subsidiaries for which the last fiscal quarter ends on a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Quarter End	Total Leverage Ratio
December 31, 2013	2.37 to 1.00
March 31, 2014	2.39 to 1.00
June 30, 2014	2.08 to 1.00
September 30, 2014	2.11 to 1.00
December 31, 2014	2.04 to 1.00
March 31, 2015	1.90 to 1.00
June 30, 2015	1.78 to 1.00
September 30, 2015	1.50 to 1.00
December 31, 2015	1.40 to 1.00
March 31, 2016	1.27 to 1.00
June 30, 2016 and each September 30, December 31, March 31 and June 30 thereafter	1.25 to 1.00

(b)    Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Company and its Subsidiaries for any fiscal period set forth below to be less than the ratio set forth opposite such date:

Fiscal Period End	Fixed Charge Coverage Ratio
1 fiscal quarter ending December 31, 2013	1.20 to 1.00
2 consecutive fiscal quarters ending March 31, 2014	1.20 to 1.00
3 consecutive fiscal quarters ending June 30, 2014	1.20 to 1.00
4 consecutive fiscal quarters ending September 30, 2014	1.20 to 1.00
4 consecutive fiscal quarters ending December 31, 2014	1.20 to 1.00
4 consecutive fiscal quarters ending March 31, 2015 and each period of 4 consecutive fiscal quarters ending each June 30, September 30, December 31 and March 31, thereafter	1.25 to 1.00

(c)    Consolidated EBITDA. Permit Consolidated EBITDA of the Company and its Subsidiaries for any fiscal period set forth below to be less than the amount set forth opposite such period:

Fiscal Period End	Consolidated EBITDA
1 fiscal quarter ending December 31, 2013	$4,998,000
2 consecutive fiscal quarters ending March 31, 2014	$9,538,000
3 consecutive fiscal quarters ending June 30, 2014	$14,946,000
4 consecutive fiscal quarters ending September 30, 2014	$19,680,000
4 consecutive fiscal quarters ending December 31, 2014	$19,703,000
4 consecutive fiscal quarters ending March 31, 2015	$20,592,000
4 consecutive fiscal quarters ending June 30, 2015	$21,307,000
4 consecutive fiscal quarters ending September 30, 2015	$22,220,000
4 consecutive fiscal quarters ending December 31, 2015	$23,126,000
4 consecutive fiscal quarters ending March 31, 2016	$24,435,000
4 consecutive fiscal quarters ending June 30, 2016 and each period of 4 consecutive fiscal quarters ending each September 30, December 31, March 31 and June 30 thereafter	$25,607,000

(d)    Liquidity. Permit Qualified Cash of the Company and its Subsidiaries to be less than $10,000,000 at any time when the Total Leverage Ratio as of the last day of the most recently completed period of 4 consecutive fiscal quarters in respect of which financial statements have been delivered to Agents pursuant to the terms hereof is greater than or equal to 1.25 to 1.00.
ARTICLE VIII

CASH MANAGEMENT ARRANGEMENTS AND OTHER COLLATERAL MATTERS
Section 8.01    Cash Management Arrangements.
(dd)    The Loan Parties shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agents at one or more of the banks set forth on Schedule 8.01 (each a "Cash Management Bank") and (ii) except as otherwise provided under Section 8.01(b), deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party (including payments made by Account Debtors directly to any Loan Party and remittances on credit card sales) into a Cash Management Account.
(ee)    On or prior to the Effective Date, the Loan Parties shall, with respect to each Cash Management Account (other than Cash Management Accounts that do not contain deposits at any time in an aggregate amount in excess of $250,000 for all such accounts (such accounts, the "Excluded Deposit Accounts")), deliver to the Collateral Agent a Cash Management Agreement with respect to such Cash Management Account. The Loan Parties shall not maintain cash, Cash Equivalents or other amounts in any deposit account or securities account, unless the Collateral Agent shall have received a Cash Management Agreement in respect of each such deposit account or securities account (other than (i) Excluded Deposit Accounts and (ii) accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party's employees).
(ff)    Upon the terms and subject to the conditions set forth in a Cash Management Agreement with respect to a Cash Management Account, each such Cash Management Agreement shall provide, among other things, that during the continuation of an Event of Default, the Administrative Agent may instruct the applicable Cash Management Bank to wire all amounts maintained in such Cash Management Account to the Administrative Agent's Account.
(gg)    So long as no Event of Default has occurred and is continuing, the Borrowers may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to the Collateral Agent and the Collateral Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Cash Management Agreement. Each Loan Party shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from the Collateral Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in the Collateral Agent's reasonable judgment, or that the operating performance, funds transfer, or availability procedures or performance of such Cash Management Bank with respect to Cash Management Accounts or the Collateral Agent's liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in the Collateral Agent's reasonable judgment.
(hh)    The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which the Loan Parties are hereby deemed to have granted a Lien to Collateral Agent for the benefit of the Agents and the Lenders. No checks, drafts or other instrument received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such instruments have actually been collected.
Section 8.02    Collateral Custodian. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents' and the Lenders' interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral. All reasonable and documented costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.
ARTICLE IX

EVENTS OF DEFAULT
Section 9.01    Events of Default. If any of the following Events of Default shall occur and be continuing:
(e)    any Borrower shall fail to pay (i) any principal of any Loan or any Collateral Agent Advance when due (whether by scheduled maturity, required prepayment,

acceleration, demand or otherwise), or (ii) any interest, fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and in the case of this clause (ii), such non-payment continues for a period of 3 Business Days after the due date therefor;
(f)    any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate or other document delivered to any Agent or any Lender pursuant to any Loan Document, which representation or warranty is subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made or deemed made; or any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate or other document delivered to any Agent or any Lender pursuant to any Loan Document, which representation or warranty is not subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any material respect when made or deemed made;
(g)    any Loan Party shall:
(i)    fail to perform or comply with any covenant or agreement contained in Section 7.01(a)(viii), Section 7.01(a)(x), Section 7.01(d)(i), Section 7.01(f), Section 7.01(h), Section 7.01(n), Section 7.01(p), Section 7.02, Section 7.03 or ARTICLE VIII;
(ii)    fail to perform or comply with any covenant or agreement contained in Section 7.01(a) (other than Section 7.01(a)(viii) and Section 7.01(a)(x)), and such failure, if capable of being remedied, shall remain unremedied for 10 Business Days after the earlier of the date a Senior Officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;
(iii)     fail to perform or comply with any covenant or agreement contained in Section 7.01(b), Section 7.01(c), Section 7.01(d)(ii), Section 7.01(l) or Section 7.01(r), and such failure, if capable of being remedied, shall remain unremedied for 15 Business Days after the earlier of the date a Senior Officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party; or
(h)    any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 30 days after the earlier of the date a Senior Officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;
(i)    the Company or any of its Subsidiaries shall fail to pay any of its Indebtedness (excluding Indebtedness evidenced by this Agreement) in excess of $1,000,000 (individually or in the aggregate), or any payment of principal, interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;
(j)    the Company or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, debt restructuring, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, receiver and manager, administrative receiver, trustee, custodian, liquidator, provisional liquidator, administrator, sequestrator or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);
(k)    any proceeding shall be instituted against the Company or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, debt restructuring, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, receiver and manager, administrative receiver, trustee, custodian, liquidator, provisional liquidator, administrator, sequestrator or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, interim receiver, receiver and manager, administrative receiver, trustee, custodian, liquidator, provisional liquidator, administrator, sequestrator or other similar official for it or for any substantial part of its property) shall occur;
(l)    any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable in all material respects against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested in any material respect by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof in any material respect, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;
(m)    any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create in all material respects a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral purported to be covered thereby;
(n)    [intentionally omitted]
(o)    one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $750,000 in the aggregate shall be rendered against the Company or any of its Subsidiaries and remain unsatisfied and any of (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, (ii) there shall be a period of 60 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) at any time during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, is in effect, such judgment, order, award or settlement is not bonded in the full amount of such judgment, order, award or settlement; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection (k) if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

(p)    the Company or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than 30 days;
(q)    any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;
(r)    any cessation of, or restraint from conducting, a material part of the business of the Company or any of its Subsidiaries for more than 30 days;
(s)    [intentionally omitted];
(t)    the indictment of the Company or any of its Subsidiaries under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Loan Party or any of its Subsidiaries, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;
(u)    any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $500,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party's or any of its ERISA Affiliates' annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $500,000;
(v)    any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan's vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $500,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount);

(w)    (i)  there shall occur and be continuing any "Event of Default" (or any comparable term) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, (ii) any of the Obligations for any reason shall cease to be "Senior Indebtedness" (or any comparable terms) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, (iii) any holder of Subordinated Indebtedness shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such Subordinated Indebtedness, or (iv) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable in all material respects against any holder of such Subordinated Indebtedness;
(x)    a Change of Control shall have occurred; or
(y)    an event or development occurs which could reasonably be expected to have a Material Adverse Effect;
then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Administrative Borrower, (i) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (ii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Obligations then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.
ARTICLE X

AGENTS
Section 10.01    Appointment. Each Lender hereby irrevocably appoints, authorizes and empowers the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent's inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii)  to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (viii) subject to Section 10.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and (ix) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of the Loans; provided, however, that the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02    Nature of Duties; Delegation.
(f)    The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the making of the Loans hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.
(g)    Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Article X to the extent provided by the applicable Agent.
Section 10.03    Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07(a) hereof, signed by such payee and in form reasonably satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Collateral Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.
Section 10.04    Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.
Section 10.05    Indemnification. To the extent that any Agent is not reimbursed and indemnified by any Loan Party, and whether or not such Agent has made demand on any Loan Party for the same, the Lenders will, within five days of written demand by such Agent, reimburse and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent's gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.
Section 10.06    Agents Individually. With respect to its Pro Rata Share of the Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of any Loan. The terms "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.
Section 10.07    Successor Agent.
(a)    Any Agent may at any time give at least 30 days' prior written notice of its resignation to the Lenders and the Administrative Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent. Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent shall have been appointed as provided for above. Upon the acceptance of a successor's Agent's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.02 and Section 12.15 shall continue in effect for the benefit of such retiring Agent in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.
Section 10.08    Collateral Matters.
(a)    During the existence of any Event of Default, the Collateral Agent may from time to time make such disbursements and advances ("Collateral Agent Advances") which the Collateral Agent, in its sole discretion, deems necessary to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Reference Rate Loans. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01. The Collateral Agent shall notify each Lender and the Administrative Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.
(b)    The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Commitment and payment and satisfaction of all Loans and all other Obligations in accordance with the terms hereof; or constituting property being sold or disposed of in the ordinary course of any Loan Party's business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 10.08(b).
(c)    Without in any manner limiting the Collateral Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.
(d)    Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.
(e)    The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent's own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.
Section 10.09    Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent's request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent's instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state or federal law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.
Section 10.10    No Reliance on any Agent's Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 CFR § 103.121, as hereafter amended or replaced ("CIP Regulations"), or any other Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.
Section 10.11    No Third Party Beneficiaries. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.
Section 10.12    No Fiduciary Relationship. It is understood and agreed that the use of the term "agent" herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 10.13    Reports; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:
(a)    is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to the Company or any of its Subsidiaries (each, a "Report") prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report,

(b)    expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,
(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Company and its Subsidiaries and will rely significantly upon the Company's and its Subsidiaries' books and records, as well as on representations of their personnel,
(d)    agrees to keep all Reports and other material, non-public information regarding the Company and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19, and
(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of the Borrowers, and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorney's fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
Section 10.14    Subordination Agreements. Each Lender hereby grants to the Collateral Agent all requisite authority to enter into or otherwise become bound by, and to perform its obligations and exercise its rights and remedies under and in accordance with the terms of any subordination agreement with respect to Subordinated Indebtedness and to bind the Lenders thereto by the Collateral Agent's entering into or otherwise becoming bound thereby, and no further consent or approval on the part of any Lender is or will be required in connection with the performance by the Collateral Agent of any such subordination agreement.
Section 10.15    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Agents and the Lenders (including any claim for the compensation, expenses, disbursements and advances of the Agents and the Lenders and their respective agents and counsel and all other amounts due the Agents and the Lenders hereunder and under the other Loan Documents) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
(c)    and any custodian, receiver, interim receiver, receiver and manager, administrative receiver, assignee, trustee, liquidator, provisional liquidator, administrator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Agent and each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Agents and the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder and under the other Loan Documents.
ARTICLE XI

GUARANTY
Section 11.01    Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents and the Lenders in enforcing any rights under the guaranty set forth in this ARTICLE XI. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Agents and the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.
Section 11.02    Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents and the Lenders with respect thereto. Each Guarantor agrees that this ARTICLE XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this ARTICLE XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this ARTICLE XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:
(d)    any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
(e)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;
(f)    any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;
(g)    the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Agent or any Lender;

(h)    any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or
(i)    any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agents or the Lenders that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This ARTICLE XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, the Lenders, or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.
Section 11.03    Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this ARTICLE XI and any requirement that the Agents or the Lenders exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Agent or any Lender to seek payment or recovery of any amounts owed under this ARTICLE XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Agent or any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor. Each Guarantor agrees that the Agents and the Lenders shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this ARTICLE XI, and acknowledges that this ARTICLE XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
Section 11.04    Continuing Guaranty; Assignments. This ARTICLE XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this ARTICLE XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents and the Lenders and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and its Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07(a).
Section 11.05    Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this ARTICLE XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents and the Lenders against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI shall have been paid in full in cash and the Final Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Agents and the Lenders and shall forthwith be paid to the Agents and the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this ARTICLE XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this ARTICLE XI thereafter arising. If (i) any Guarantor shall make payment to the Agents and the Lenders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Agents and the Lenders will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.
ARTICLE XII

MISCELLANEOUS

Section 12.01    Notices, Etc.
(j)    Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be mailed (certified mail, postage prepaid and return receipt requested), telecopied or delivered by hand, Federal Express or other reputable overnight courier, if to any Loan Party, at the following address:
if to the Borrowers, at the following address:
LifeVantage Corporation
9815 South Monroe Street, Suite 100
Sandy, Utah
Attention: General Counsel
Telephone: (801) 432-9132
Telecopier: (801) 906-7097
with a copy to:
Sheppard Mullin Richter & Hampton LLP
12275 El Camino Real, Suite 200
San Diego, California 92130
Attention: Kirt Shuldberg
Telephone: (858) 720-7442
Telecopier: (858) 523-6712
and
Sheppard Mullin Richter & Hampton LLP
333 S. Hope Street, 43rd Floor
Los Angeles, California 90071
Attention: Brent E. Horstman
Telephone: (213) 617-4107
Telecopier: (213) 443-2722
if to the Administrative Agent or the Collateral Agent, to it at the following address:

TCW Special Situations, LLC
200 Clarendon Street, 51st Floor
Boston, Massachusetts 02116

Attention: Matthew Whitcomb
Telephone: (617) 936-2271
Telecopier: (617) 948-2003
in each case, with a copy to:
Goldberg Kohn Ltd.
55 East Monroe, Suite 3300
Chicago, Illinois 60603
Attention: Michael C. Hainen, Esq.
Telephone: (312) 201-3913
Telecopier: (312) 863-7413
or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective, (i) if mailed (certified mail, postage prepaid and return receipt requested), when received or 3 days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered by hand, Federal Express or other reputable overnight courier, upon delivery, except that notices to any Agent pursuant to ARTICLE II and ARTICLE III shall not be effective until received by such Agent.
(k)    Electronic Communications.
(i)    Each Agent and the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II and ARTICLE III if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.
(ii)    Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
Section 12.02    Amendments, Etc.
(a)    No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers), (y) in the case of any other waiver or consent, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and (z) in the case of any other amendment, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:
(i)    increase the Commitment of any Lender, reduce the principal of, or interest on, any Loan payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, any Loan payable to any Lender, in each case, without the written consent of such Lender;
(ii)    postpone, delay or waive, or reduce the amount of, any payment due pursuant to Section 2.05(c) of this Agreement without the written consent of each Lender adversely affected thereby;
(iii)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;
(iv)    amend the definition of "Required Lenders" or "Pro Rata Share" without the written consent of each Lender;

(v)    release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release any Borrower or any Guarantor (except in connection with a Disposition of the Equity Interests thereof permitted by Section 7.02(c)(ii)), in each case, without the written consent of each Lender; or
(vi)    amend, modify or waive Section 4.03 or this Section 12.02 of this Agreement without the written consent of each Lender.
Notwithstanding the foregoing, (A) no amendment or waiver of any of the provisions of the Fee Letter (or the definition thereof), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agents and the Borrowers (and shall not require the written consent of any of the Lenders), (B) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, (C) any amendment, waiver or consent to any provision of this Agreement (including Section 4.01 and Section 4.02) that permits any Loan Party or any of its Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender and (D) the consent of the Borrowers shall not be required to change any order of priority set forth in Section 4.03. Notwithstanding anything to the contrary herein, no Loan Party or any of their Affiliates that is a Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Loan Party or Affiliate).
(b)    If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender other than the Collateral Agent and the Administrative Agent (the "Holdout Lender") fails to give its consent, authorization, or agreement, then the Collateral Agent, upon at least 5 Business Days' prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders (each, a "Replacement Lender"), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.07(b). Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of the Loans.
Section 12.03    No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.
Section 12.04    Expenses; Taxes; Attorneys' Fees. The Borrowers will pay on demand, all reasonable and documented fees, costs and expenses (including all reasonable and documented fees, disbursements and expenses of counsel) incurred by or on behalf of each Agent (and, in the case of clauses (b) through (j) below, each Lender) arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agents' or any of the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents' or the Lenders' claims against any Loan Party, or any and all matters in connection therewith, (e) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (f) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (g) any attempt to collect from any Loan Party, (h) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (i) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Loan Party, or (j) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrowers agree to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers. The obligations of the Borrowers under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.
Section 12.05    Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender or any of their respective Affiliates provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 12.07    Assignments and Participations.
(a)    This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.
(b)    Each Lender may with the written consent of the Collateral Agent and the Administrative Borrower (such consent of the Administrative Borrower not to be unreasonably withheld or delayed (it being understood and agreed that the Administrative Borrower may withhold its consent to any assignment by a Lender to a Competitor in its sole and absolute discretion) and shall be deemed given if not denied in writing by the Administrative Borrower within 10 days after receipt of written request therefor), assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Commitment and any Loan made by it; provided, however, that (i) such assignment is in an amount which is at least $3,000,000 or a multiple of $1,000,000 in excess thereof (or such lesser amount as may be agreed to by the Collateral Agent in its sole discretion) (except such minimum amount shall not apply to an assignment by a Lender to (x) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $3,000,000 or a multiple of $1,000,000 in excess thereof), (ii) the parties to each such assignment shall execute and deliver to the Collateral Agent (with a copy to the Administrative Agent), for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender), (iii) no written consent of the Administrative Borrower shall be required (x) in connection with an assignment by Regiment Capital Special Situations Fund V, L.P. to Cerberus Business Finance, LLC or any of its Affiliates or Related Funds within 10 Business Days following the Effective Date or (y) if an Event of Default has occurred and is continuing, (iv) no written consent of the Collateral Agent or the Administrative Borrower shall be required in connection with any assignment (A) by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender, and (v) no such assignment shall be made to any Loan Party or any of its Affiliates. The cost and expense of any such assignment shall be borne by the assigning Lender (and not by any Loan Party). Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.
(d)    The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to it that has been accepted by the Collateral Agent and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the "Registered Loans"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)    Upon receipt by the Administrative Agent of a completed Assignment and Acceptance that has been accepted by the Collateral Agent pursuant to Section 12.07(b) (which consent of the Collateral Agent must be evidenced by the Collateral Agent's execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall record the information contained therein in the Register.
(f)    A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(g)    In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrowers, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the "Participant Register"). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(h)    Any Person that is a resident in a jurisdiction outside of the United States for tax purposes who purchases or is assigned or participates in any portion of such Registered Loan shall, at the time such Person is claiming the benefits under Section 2.09, comply with any requirements described in Section 2.09(d) at the time such Person is claiming the benefits under Section 2.09.
(i)    Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided, that (i) such Lender's obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The cost and expense of any such sale of a participation shall be borne by the Lender selling such participation (and not by any Loan Party). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.09 and Section 2.10 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

(j)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to such Lender pursuant to securitization or similar credit facility (a "Securitization"); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall cooperate with such Lender and its Affiliates to effect the Securitization including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or the Securitization.
Section 12.08    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
Section 12.09    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.
Section 12.10    CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.
ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS

OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
Section 12.11    WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR

ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.
Section 12.12    Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.
Section 12.13    No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.
Section 12.14    Reinstatement; Certain Payments. If any claim is ever made upon any Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations, such Agent or such Lender shall give prompt notice of such claim to each other Agent and Lender and the Administrative Borrower, and if such Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent or such Lender.
Section 12.15    Indemnification; Limitation of Liability for Certain Damages.
(a)    In addition to each Loan Party's other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent and each Lender and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the

"Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent's or any Lender's furnishing of funds to the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, (iii) the Agents and the Lenders relying on any instructions of the Administrative Borrower or the handling of the Loan Account and Collateral of the Borrowers as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence, willful misconduct or bad faith of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.
(b)    Without limiting Section 12.15(a) hereof, each Loan Party agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees), arising out of (i) any Releases or threatened Releases (x) at any property presently or formerly owned or operated by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest, or (y) of any Hazardous Materials generated and disposed of by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (ii) any violations of Environmental Laws; (iii) any Environmental Action relating to any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; and (v) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in Section 6.01(r) or the breach of any covenant made by the Loan Parties in Section 7.01(j). Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this subsection (b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.
(c)    The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.
(d)    No Loan Party shall assert, and each Loan Party hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(e)    The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.
Section 12.16    Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to the Fee Letter shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.
Section 12.17    Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07(a) hereof.
Section 12.18    Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.
For purposes of this Section 12.18, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.
The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.
Section 12.19    Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, trustees, counsel, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19); (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19; (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority; (v) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Loan Parties; (vi) in connection with any litigation to which any Agent or any Lender is a party; (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (viii) with the consent of the Administrative Borrower.
Section 12.20    Public Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure). Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrowers, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.
Section 12.21    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
Section 12.22    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrowers, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrowers in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:
LIFEVANTAGE CORPORATION By: /s/ Doug Robinson Name: Doug Robinson Title: President and Chief Executive Officer
GUARANTOR:
LIFELINE NUTRACEUTICALS CORPORATION By: /s/ Doug Robinson Name: Doug Robinson Title: President and Chief Executive Officer

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:
TCW SPECIAL SITUATIONS, LLC By: /s/ Richard Miller Name: Richard Miller Title: Group Managing Director

LENDERS:
REGIMENT CAPITAL SPECIAL SITUATIONS FUND V, L.P. By: TCW Special Situations, LLC, acting solely as its investment manager By: /s/ Richard Miller Name: Richard Miller Title: Group Managing Director

Signature Page to Financing Agreement

SCHEDULE 1.01(A)

Lenders and Lenders' Commitments

Lenders	Term A Loan Commitment	Delayed Draw Term Loan Commitment	Total Commitment
Regiment Capital Special Situations Fund V, L.P.	$47,000,000	$20,000,000	$67,000,000
Total	$47,000,000	$20,000,000	$67,000,000